SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the registrant  / X /

Filed by a party other than the registrant  /   /

Check the appropriate box:

/   / Preliminary proxy statement

/ X / Definitive proxy statement

/   / Definitive additional materials

/   / Soliciting material pursuant to Rule 14a-11(c) or Rule
      14a-12

                         Sears, Roebuck and Co.
            (Name of Registrant as Specified in Its Charter)

                            Michael D. Levin, Esq.
          Senior Vice President, General Counsel and Secretary
                 (Name of Person Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
      / X / $125 per Exchange Act Rule 0-11(c)(1)(ii),
            14a-6(i)(1), or 14a-6(j)(2).

      /   / $500 per each party to the controversy pursuant to
            Exchange Act Rule 14a-6(i)(3).

      /   / Fee computed on table below per Exchange Act Rules
            14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:

________________________________________________________________

      (2) Aggregate number of securities to which transaction applies:

________________________________________________________________

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
            0-11 1/:

_________________________________________________________________

      (4)   Proposed maximum aggregate value of transaction:

________________________________________________________________


      /   / Check box if any part of the fee is offset as
            provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

_______________________________________________________________

      (2)   Form, schedule or registration statement no.:

________________________________________________________________

      (3)   Filing party:

_________________________________________________________________

      (4)   Date filed:

________________________________________________________________


      1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                          SEARS, ROEBUCK AND CO.
                             3333 BEVERLY ROAD
                      HOFFMAN ESTATES, ILLINOIS 60179

                              March 20, 1996

                                                       ARTHUR C. MARTINEZ
                                                      Chairman of the Board

Dear Shareholder:

You are cordially invited to attend the Company's 1996 annual meeting on Thursday, May 9, 1996.

The meeting will begin promptly at 10:00 a.m. in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard in Chicago, Illinois.

The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

The vote of every shareholder is important. Mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

The Board of Directors recommends that shareholders vote FOR proposals 1 through 6 and AGAINST proposal 7.

Please sign, date and promptly mail your proxy. Your cooperation will be greatly appreciated.

Your Board of Directors and management look forward to greeting those shareholders who are able to attend.

Sincerely,

{signature}

Arthur C. Martinez

                          SEARS, ROEBUCK AND CO.
                             3333 BEVERLY ROAD
                      HOFFMAN ESTATES, ILLINOIS 60179

                              March 20, 1996

                                                        MICHAEL D. LEVIN
                                                      Senior Vice President
                                                         General Counsel
                                                          and Secretary

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Sears, Roebuck and Co. will be held in the Rubloff Auditorium at the Art Institute of Chicago, 230 South Columbus Drive, between Monroe Street and Jackson Boulevard, Chicago, Illinois, on Thursday, May 9, 1996, at 10:00 a.m., for the following purposes:

1. to elect 3 directors in Class B for terms expiring at the 1999 annual meeting of shareholders and one director in Class C for a term expiring at the 1997 annual meeting of shareholders;

2. to vote on the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors of the Company for 1996;

3.   to vote on a proposed Non-Employee Director Stock Plan;

4. to vote on approval of the material terms of the performance goals under the Annual Incentive Compensation Plan;

5. to vote on approval of the material terms of the performance goals under the Long-Term Incentive Compensation Plan;

6. to vote on a proposed amendment to the Restated Certificate of Incorporation to delete provisions concerning the Company's Series A Mandatorily Exchangeable Preferred Shares (``PERCS{trademark}'');

7. to vote on a shareholder proposal, if presented, concerning de-classifying the Board of Directors; and

8. to transact such other business as may properly come before the meeting.

The Board of Directors has amended Article III of the By-Laws of the Company relating to the Nominating Committee, to eliminate references to the Nominating Committee reviewing and recommending senior officers of Business Groups, since the Company no longer has Business Groups due to its recent realignment, and to provide that the Committee shall evaluate the performance of the Chairman and Chief Executive Officer of the Company. A summary of the amended By-Law is set forth on page 6 of the enclosed proxy statement. The text of Article III is attached in Appendix A.

By Order of the Board of Directors,

{signature}

Michael D. Levin
Secretary

                          YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it promptly in the envelope provided, which requires no postage if mailed in the United States.


Sears, Roebuck and Co.
Proxy Statement
March 20, 1996

This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sears, Roebuck and Co. for the annual meeting of shareholders to be held on May 9, 1996. Only shareholders of record at the close of business on March 20, 1996 are entitled to notice of and to vote at the meeting. There were 392,555,594 common shares outstanding and entitled to vote on that date.

The Company is mailing its annual report for the year ended December 30, 1995 together with this proxy statement and the enclosed proxy commencing approximately on March 25, 1996, to shareholders entitled to vote at the annual meeting.

Shareholders are entitled to vote cumulatively for the election of directors. Each shareholder is entitled to a number of votes for such election equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, and may cast all votes for one nominee or distribute the votes among the nominees. There are no state-prescribed requirements that shareholders must satisfy prior to making use of cumulative voting. On all other matters, shareholders are entitled to one vote per share.

When you sign and return the enclosed proxy, the shares represented thereby (including whole shares which are held for your account in the Sears, Roebuck and Co. Dividend Reinvestment and Share Purchase Plan) will be voted for the nominees for director listed in Class B and Class C on pages 2 and 3, for the proposals set forth in Items 2, 3, 4, 5 and 6, and against the proposal set forth in Item 7 in the Notice of Meeting, unless otherwise indicated on the proxy. The enclosed proxy also permits you to vote your shares cumulatively for the election of directors, to withhold authority for one or more nominees, and to vote against the approval of auditors. In addition, the enclosed proxy gives the proxy holders discretion to vote shares cumulatively for the election of directors and for less than the entire number of nominees if they believe such action is desirable in order to maximize the number of such nominees elected.

Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice prior to the meeting to Corporate Election Services, Inc., P.O. Box 1150, Pittsburgh, PA 15230-9954. You may also revoke your proxy by voting at the meeting. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

Participants in The Savings and Profit Sharing Fund of Sears Employees (``the Profit Sharing Fund'') who receive this proxy statement in their capacity as such participants will be receiving a voting instruction form in lieu of a proxy, to direct voting of the shares in which they have beneficial interest.

The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. The Company knows of no specific matter to be brought before the meeting that is not referred to in the Notice of Meeting or this proxy statement. However, if proposals of shareholders that are not included in this proxy statement are presented at the meeting the proxies will be voted in the discretion of the proxy holders. Regulations of the Securities and Exchange Commission (``SEC'') permit the proxies solicited pursuant to this proxy statement to confer discretionary authority with respect to matters of which the Company did not know a reasonable time before the meeting. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

Directors will be elected at the annual meeting by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Approval of Items 2, 4, 5 and 7 requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares represented in person or by proxy. Approval of Items 3 and 6 requires the affirmative vote of a majority of the outstanding shares entitled to vote. Abstentions and broker non-votes are counted as shares present for determination of a quorum but are not counted as affirmative or negative votes on any item to be voted upon and are not counted in determining the amount of shares voted on any item. Abstentions and broker non-votes will have the same effect as votes against Items 3 and 6. The holders of one-third of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.

In connection with all meetings of shareholders, all proxies, ballots and vote tabulations that identify the particular vote of a shareholder are kept confidential, except that disclosure may be made (i) to allow the independent election inspectors to certify the results of the vote; or (ii) as necessary to meet applicable legal requirements, including the pursuit or defense of judicial actions. The tabulator and the inspectors are independent of the Company, its directors, officers and employees. Comments written on proxies, consents or ballots, may be transcribed and provided to the Secretary of the Company with the name and address of the shareholder without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Information concerning which shareholders have not voted and periodic status reports on the aggregate vote, including break-downs of vote totals by different types of shareholders, provided that the Company is not able to determine how a particular shareholder voted, may be made available to the Company if the Company so requests.

Item 1: Election of Directors

The Board of Directors consists of three classes, as nearly equal in number as possible. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes, comprising approximately one third of the directors, is elected each year to succeed the directors whose terms are expiring. The directors in Classes A and C are serving terms expiring at the annual meeting of shareholders in 1998 and 1997, respectively.

The directors in Class B, whose terms expire at the 1996 annual meeting of shareholders, are Michael A. Miles, Donald H. Rumsfeld and Dorothy A. Terrell. William E. LaMothe, also a director in Class B, is not standing for re-election since he will reach the mandatory retirement age as a director in October 1996. Richard C. Notebaert has been nominated to serve in Class C.

Information as to each nominee and as to directors continuing in Classes A and C follows:

NOMINEES FOR DIRECTOR

Class B: Terms Expiring at 1999
Annual Meeting of Shareholders

Michael A. Miles

Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc. (a holding company engaged primarily in the manufacture and sale of various consumer products) from September 1991 until his retirement in July 1994, Mr. Miles served as Deputy Chairman of Philip Morris Companies Inc. from April 1991 to August 1991. Mr. Miles is a Special Limited Partner of Forstmann Little & Co. (a New York investment firm with interests in electronics, aerospace, publishing and other industries). He is also a director of The Allstate Corporation, Dean Witter, Discover & Co., Dell Computer Corp. and Time Warner Inc. and a member of the International Advisory Committee of Chase Manhattan Bank. Mr. Miles is also a Trustee of Northwestern University.
Member: Executive Committee, Compensation Committee and Nominating
Committee.
Director since 1992. Age 56.
Common shares: owned-3,350.
Deferred common share equivalents: 5,368*.

Donald H. Rumsfeld
Mr. Rumsfeld is currently in private business and serves as Chairman of the Board of Trustees of the RAND Corporation. He served as Chairman, President and Chief Executive Officer of General Instrument Corporation (an electronics company) from October 1990 until August 1993. Mr. Rumsfeld was senior advisor to William Blair & Co. (an investment banking firm) from October 1985 until October 1990. From 1977 to 1985, he served as CEO of G.D. Searle & Co. He is also a director of The Allstate Corporation, Amylin Pharmaceuticals Inc., Gilead Sciences, Inc., Kellogg Company, Metricom, Inc. and Tribune Company. Mr. Rumsfeld served as Personal Representative of the President of the United States in the Middle East from November 1983 to May 1984 and was on leave of absence as a director during that period. Prior to joining Searle, Mr. Rumsfeld served in a variety of U.S. Government posts from 1957 to 1977, including U.S. Congress, Ambassador to NATO, White House Chief of Staff and Secretary of Defense.
Chairman: Nominating Committee.
Member: Executive Committee and Compensation Committee
Director since 1977. Age 63.
Common shares: owned-4,700.
Deferred common share equivalents: 14,900*.

Dorothy A. Terrell
President of SunExpress, Inc. (operating company of Sun Microsystems, Inc., a leading supplier of open network computing products and services) and Corporate Executive Officer of Sun Microsystems, Inc. since August, 1991. Ms. Terrell previously served as a Group Manager in Digital Equipment Corporation from October, 1987 to July, 1991. She is a member of the board of directors of General Mills, Inc., Massachusetts Technology Development Corporation and The Computer Museum. Her professional affiliations include The Boston Club and the Massachusetts Governor's Council on Economic Growth and Technology.
Member: Audit Committee and Public Issues Committee.
Director since 1995. Age 50.
Common shares: owned-250.

Class C: Term Expiring at 1997
Annual Meeting of Shareholders

Richard C. Notebaert
Chairman of the Board, President and Chief Executive Officer of Ameritech Corporation (telephone, data and video communications company) since April 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief Operating Officer from June 1993 to January 1994 and as Vice Chairman from January 1993 to June 1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from June 1992 to January 1993, as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989. Mr. Notebaert is a trustee of Northwestern University and the Chicago Symphony Orchestra and is a member of The Chicago Council on Foreign Relations, the Civic Committee of The Commercial Club of Chicago, The Economic Club of Chicago, The Business Roundtable, The Council on Competitiveness, The Committee for Economic Development and The Business Council.
Age 48.
Common shares: owned-0.

DIRECTORS WHOSE TERMS OF
OFFICE CONTINUE

Class C: Terms Expiring at 1997
Annual Meeting of Shareholders

Hall Adams, Jr.
Chairman of the Board and Chief Executive Officer of Leo Burnett Company, Inc. (advertising agency) from January 1987 until his retirement on January 1, 1992, Mr. Adams is also a director of The Dun & Bradstreet Corporation and McDonald's Corporation and a Trustee of Rush-Presbyterian St. Luke's Medical Center.
Member: Audit Committee, Nominating Committee and Public Issues Committee.

Director since 1993. Age 62.
Common shares: owned-1,100.

James W. Cozad
Chairman and Chief Executive Officer of Whitman Corporation (a diversified consumer and commercial products company) from January 1990 until his retirement on May 9, 1992, Mr. Cozad is also a director of Eli Lilly and Company, GATX Corporation, Inland Steel Industries, Inc., Inland Steel Company, and Whitman Corporation. He is also President of the Lyric Opera of Chicago, a director of the Indiana University Foundation and a Life Trustee of the Northwestern Memorial Hospital Corporation.
Member: Audit Committee, Compensation Committee and Public Issues
Committee.
Director since 1993. Age 69.
Common shares: owned-1,100.

Class A: Terms Expiring at 1998
Annual Meeting of Shareholders

Warren L. Batts
Chairman and Chief Executive Officer of Premark International, Inc. (consumer and commercial products) since September 1986, Mr. Batts is also a director of The Allstate Corporation, Cooper Industries, Inc. and Sprint Corporation. He is also a Trustee of the Art Institute of Chicago, Children's Memorial Hospital of Chicago and Northwestern University.
Chairman: Audit Committee.
Member: Executive Committee and Nominating Committee.
Director since 1986. Age 63.
Common shares: owned-1,700.
Deferred common share equivalents: 23,212*.

Arthur C. Martinez
Chairman of the Board, President and Chief Executive Officer of the Company since August 1995 and Chairman and Chief Executive Officer of the former Merchandise Group of the Company from September 1992 until August 1995, Mr. Martinez previously served as Vice Chairman and a director of Saks Fifth Avenue from August 1990 to August 1992. Mr. Martinez is a member of the board of directors of Ameritech Corporation, the Federal Reserve Bank of Chicago and Northwestern Memorial Hospital and is a trustee of Northwestern University, the Orchestral Association of the Chicago Symphony Orchestra and the Art Institute of Chicago. Mr. Martinez serves as chairman of the National Minority Supplier Development Council, Inc. (NMSDC) and is Chairman of the Board of Trustees of Polytechnic University.
Member: Executive Committee.
Director since 1995. Age 56.
Common shares: owned-150,658;
subject to option-223,805.

Nancy C. Reynolds
Senior Consultant to The Wexler Group, a unit of Hill and Knowlton, Inc., since August 1992, Mrs. Reynolds was Vice Chairman of The Wexler Group and Senior Vice President of Hill and Knowlton Public Affairs Worldwide (a public affairs consulting firm in Washington, D.C.) from August 1990 until August 1992. Mrs. Reynolds is also a director of The Allstate Corporation, Norrell Corporation, The Wackenhut Corporation, The National Park Foundation, The Central Africa Foundation-USA and a Trustee of The Smithsonian's National Museum of the American Indian.
Chairman: Public Issues Committee.
Member: Audit Committee.
Director since 1982. Age 68.
Common shares: owned-1,500.

Clarence B. Rogers, Jr.
Chairman of the Board of Equifax Inc. (information-based administrative services) since January 1996 and Chairman and Chief Executive Officer of Equifax Inc. from October 1992 until December 1995. Mr. Rogers was President and Chief Executive Officer of Equifax Inc. from October 1989 until October 1992. He is also a director of Briggs & Stratton Corporation, Dean Witter, Discover & Co., Equifax Canada Inc. and Oxford Industries, Inc.
Chairman: Compensation Committee.
Member: Executive Committee, Nominating Committee and Public Issues
Committee.
Director since 1980. Age 66.
Common shares: owned-4,796.
Deferred common share equivalents: 27,705*.

* Defers all fees as a director under the Company's Deferred Compensation Plan for Directors to a fund which is credited with amounts based upon the market value of and dividends on the Company's common shares. Amounts shown are as of February 29, 1996. No distributions have been made from the fund.

Security Ownership of Directors, Nominees for Director and Executive
Officers:
                                           Sears
                                       Common Shares
                                        Amount and
                                         Nature of
                                        Beneficial
Name                                   Ownership(a)

Hall Adams, Jr.                            1,100
Warren L. Batts                            1,700
James W. Cozad                             1,100
William E. LaMothe                         2,200
Arthur C. Martinez                       374,463(b)
Michael A. Miles                           3,350
Richard C. Notebaert                           0
Nancy C. Reynolds                          1,500
Clarence B. Rogers, Jr.                    4,796
Donald H. Rumsfeld                         4,700
Dorothy A. Terrell                           250
Paul A. Baffico                           29,193(c)
John H. Costello                         138,608(d)
Robert L. Mettler                        168,121(e)
Jane J. Thompson                          40,208(f)
Edward A. Brennan                        842,729(g)
James M. Denny                           274,815(h)

All directors and Executive
 Officers as a group                   2,402,083(i)

(a) Direct ownership unless indicated otherwise.
(b) Includes 223,805 shares subject to option.
(c) Includes 22,229 shares subject to option.
(d) Includes 117,453 shares subject to option.
(e) Includes 162,764 shares subject to option.
(f) Includes 31,420 shares subject to option.
(g) Includes 601,693 shares subject to option.
(h) Includes 184,007 shares subject to option.
(i) Includes 1,729,402 shares subject to option.

During 1995, the Company made a late filing of a report required by Section 16(a) of the Securities Exchange Act of 1934, involving the election of Mr.
J. Smialowski as Senior Vice President, Chief Information Officer.

Security Ownership of Certain Beneficial Owners as of December 31, 1995 (a)

                              Amount and Nature of       Percent
                              Beneficial Ownership:        of
Name and Address             Sears Common Shares(b)       Class

The Northern                  26,598,552 shares(c)        6.8%
  Trust Company               Trust, Employee
  of New York                 benefit plan
80 Broad Street
19th Floor
New York, NY 10004

(a) The Northern Trust Company of New York, Trustee under the Profit Sharing Trust (one of two trusts under the Profit Sharing Fund) held the common shares shown above on behalf of participants in the Fund.

(b) Beneficial ownership may under certain circumstances include both voting power and investment power. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(c) Excludes approximately 7,407,074 Sears common shares held for other clients.

Except as set forth above, share ownership of nominees, directors and executive officers on pages 2, 3 and 4 is as of January 31, 1996 and includes (i) shares in which they may be deemed to have a beneficial interest, (ii) common shares held as nontransferable restricted shares awarded under the Company's 1979 Incentive Compensation Plan and 1990 Employees Stock Plan as of January 31, 1996, which are subject to forfeiture under certain circumstances, and (iii) shares credited to individual accounts in the Profit Sharing Fund.

To the knowledge of the Company, as of January 31, 1996, no director had a beneficial interest in more than .1% of the outstanding Sears common shares and all directors, nominees for director and Executive Officers together beneficially owned an aggregate of 2,402,083 Sears common shares (.62% of the outstanding shares), which included 1,729,402 shares subject to option. On pages 4 and 5, shares shown as ``subject to option'' are subject to employee stock options exercisable on or prior to April 1, 1996.

Further Information
Concerning the
Board of Directors

The Board of Directors held 10 meetings during 1995. The committees of the Board of Directors and the number of meetings held by each such committee in 1995 were:

                                                   Number of
          Committee                              Meetings Held
            Name                                  During 1995

          Audit Committee                              4
          Compensation Committee                       7
          Executive Committee                          0
          Finance Committee*                           4
          Intercompany Transactions Committee*         1
          Nominating Committee                         6
          Public Issues Committee                      1

   * The Finance Committee was dissolved on September 26, 1995. The Intercompany Transactions Committee was dissolved on August 9, 1995.

The Nominating Committee recommends nominees for election to the Board of Directors, other committees of the Board and as Executive Officers. The Committee will consider a nominee for election to the Board recommended by a shareholder if the shareholder submits the nomination to the Committee. In addition, shareholders who wish to nominate candidates for election to the Board may do so by complying with the nomination requirements of the Company's By-Laws described below.

The Company's By-Laws provide, in general, that if a shareholder intends to propose business or make a nomination for the election of directors at an annual meeting, or make a nomination for the election of directors at a special meeting of shareholders, the Company must receive written notice of such intention. Excerpts from the By-Laws containing these requirements are attached in Appendix A. The deadline for shareholder nominations for directors and proposals at the annual meeting of shareholders was March 11, 1996.

The Board of Directors has amended Article III of the By-Laws relating to Committees.

The Nominating Committee reviews and recommends to the Board of Directors prior to the annual shareholders' meeting each year: (a) the appropriate size and composition of the Board of Directors; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders' meeting; and (e) nominees: (i) for election to the Board of Directors for whom the Company should solicit proxies; (ii) to serve as proxies in connection with the annual shareholders' meeting; (iii) for election to all committees of the Board of Directors ; and (iv) for election as Executive Officers of the Company. The Nominating Committee is required to annually assess the performance of the Board, evaluate the performance of the Chairman and Chief Executive Officer of the Company, and review the management organization of the Company and succession plans for the Chairman and Chief Executive Officer of the Company, including consultation with the Chairman of the Board of Directors regarding the persons considered qualified to fill any vacancy that may occur in the position of Chairman and Chief Executive Officer. In the event of any such vacancy, the Nominating Committee shall recommend to the Board of Directors a nominee to fill such vacancy.

The Audit Committee reviews with management, the Company's independent public accountants and its internal auditors, upon completion of each audit, the annual financial statements of the Company, the independent public accountants' report thereon and the other relevant financial information to be included in the Company's Annual Report on Form 10-K and its annual report to shareholders, and reports to the Board of Directors on its review. The Committee also reviews recommendations made by the independent accountants and internal auditors with respect to the Company's accounting methods and system of internal control and reports to the Board on such review. The Audit Committee recommends the appointment of independent accountants and examines and makes recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants and internal auditors. The Committee reviews reports from the independent accountants and internal auditors concerning compliance by management with legal provisions and with the Company's business conduct and ethics policies and conducts such other inquiries as are consistent with its responsibilities.

As authorized by the Board of Directors, the Compensation Committee makes recommendations to the Board of Directors with respect to the compensation of directors and the administration of the salaries, bonuses, and other compensation to be paid to the officers of the Company, including the terms and conditions of their employment, and reviews the compensation of the Chief Executive Officer and administers all stock option and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect remuneration.

The foregoing is only a summary of the detailed provisions of certain of the By-Laws and is qualified by reference to the text thereof. Shareholders wishing to submit a nomination or proposal should review the By-Law requirements regarding nominations and proposals by shareholders and should communicate with the Secretary, Sears, Roebuck and Co., 3333 Beverly Road, Hoffman Estates, Illinois 60179 for further information.

Directors' Compensation
and Benefits

Revised Director Compensation Provisions

Significant changes have been made to the Board of Directors' compensation and benefits in order to more clearly align the directors' interests with those of the shareholders. A portion of non-employee directors' annual cash compensation is being replaced with equity compensation, subject to shareholder approval of the Non-Employee Director Stock Plan as more fully discussed below under Item 3. Fees previously paid to a director for attending meetings of the Board and its committees, and the retainer paid to a director for serving on a committee, have been eliminated. In addition, the Non-Employee Director Retirement Plan has been terminated as to directors elected after November 8, 1995. The retirement benefit for current non-employee directors has been frozen at its current level of $30,000 per year. Directors elected subsequent to November 8, 1995 will receive no retirement benefits under this plan.

Under the proposed Non-Employee Director Stock Plan, which is subject to shareholder approval at the 1996 annual meeting of shareholders, directors will receive an annual equity retainer and a stock option grant. The equity retainer will consist of deferred shares valued at $30,000, to be granted on the date of each annual meeting of shareholders. The deferred shares will be credited to a common share equivalent account for each director, along with periodic amounts equal to each dividend paid on the Company's common shares, which will be reinvested in additional deferred shares. Upon retirement, each director will receive common shares of the Company equal to the number of vested deferred shares in his or her deferred share account. Options and deferred shares vest pro rata over the year in which service was rendered. Also, each year at the annual meeting of shareholders, each director will receive an option grant valued at approximately $30,000, with the option exercise price equal to the fair market value of the underlying common shares on the date of grant. The options will be fully exercisable one year from the date of grant. The actual number of deferred shares and option shares granted will depend upon the price of Sears common shares on the date of grant. The Plan was approved by the Board on February 6, 1996 and specifies an immediate grant of approximately 268 deferred shares, and 804 option shares with an exercise price of $41.32, as initial grants for the period from January 1 through May 9, 1996.

This new focus on equity compensation rather than cash reflects the Company's efforts to more closely align directors' compensation with total shareholder return. To further strengthen this alignment, by January 1, 2001 (or within five years of their election, in the case of directors elected after November 8, 1995), pursuant to Board policy, each non-employee director is expected to own shares and deferred common share equivalents with a total market value equal to five times the annual cash retainer of $30,000.

The Chairmen of the Audit, Compensation and Nominating Committees receive an additional retainer of $5,000, and the Chairman of the Public Issues Committee receives an additional retainer of $3,000. Under the Company's Deferred Compensation Plan for Directors, non-employee directors may elect to defer some or all of their directors' fees to an account which generates earnings based on (a) the market value of and dividends on common shares (``common share equivalents''); (b) the average rate of interest payable on commercial paper issued by Sears Roebuck Acceptance Corp.; (c) Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested); or (d) the Lehman Brothers Aggregate Bond Index. No director has voting or investment powers in common share equivalents. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not to exceed ten years.

The Company also provides life insurance in the amount of $150,000 to each non-employee director. The coverage is received until the end of the calendar year of retirement as a director, and is reduced by $30,000 at the beginning of each year thereafter until the coverage is reduced to zero.

Terminated Compensation Provisions

As noted above, prior to November 8, 1995, in addition to the $30,000 annual retainer, non-employee directors received $1,100 for each meeting attended of the Board and each committee of which the director was a member or which the director was requested to attend; members of the Audit, Compensation, Finance and Nominating Committees were paid an annual retainer of $2,000; and members of the Public Issues Committee received an annual retainer of $1,200. In addition, each year, a non-employee director received 100 common shares for a full year of service ending on the date of each annual meeting of shareholders, accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares. The plan under which the 100 share grants were made was terminated by the Board effective as of January 1, 1996, and no further grants will be made.

Executive Compensation

The following Summary Compensation Table shows compensation information for the current CEO (Mr. Martinez) and the four other Executive Officers most highly compensated in 1995, and Mr. Brennan, former Chairman and CEO and Mr. Denny, former Vice Chairman, both of whom retired in August 1995 (the ``Named Officers''). Executive Officers are designated by the Board of Directors.

SUMMARY COMPENSATION TABLE
                                                                Long-Term Compensation
                                 Annual Compensation               Awards           Payouts
                                                    Other
                                                   Annual   Restricted  Securities               All
Name and                                          Compensa-    Stock    Underlying   LTIP       Other
Principal         Year      Salary       Bonus      tion      Awards     Options/   Payouts     Comp.
Position           (a)        ($)         ($)      ($)(b)     ($)(c)    SARs(#)(d)  ($)(e)     ($)(f)

Arthur C.
 Martinez        1995     1,023,915    1,005,980   166,825          -   222,134   3,033,583     6,468
 Chairman &
 CEO             1994       931,250    1,119,496    29,376          -         -           -     6,468
                 1993       900,000    1,102,500    83,038          -   195,132           -   345,984

Paul A. Baffico  1995       370,000      411,033    46,522          -    88,903   1,024,187     6,468
 President-
 Automotive
 Group

John H.
 Costello        1995       485,000      408,273    55,559          -    80,595   1,280,340     6,468
 Senior
 Executive Vice
 President-
 Gen. Mgr.
 Marketing

Robert L.
 Mettler         1995       660,000      277,794     1,202          -    98,154   1,875,281     6,468
 President-
 Apparel/Home
 Fashions

Jane J.
 Thompson        1995       375,000      416,588    27,433          -    89,164   1,029,426     6,468
 President-
 Home Services

Edward A.
 Brennan         1995       760,870    1,325,625 1,011,862          -   339,396(g)3,567,068 4,873,098(h)
 Former Chairman
 & CEO           1994     1,150,000      483,805    24,000          -         -           -     6,468
                 1993     1,025,000    2,050,000    20,252    500,250   421,405(g)        0     6,296

James M. Denny   1995       458,044      741,025   169,395          -    98,972   1,859,644 2,784,175(h)
 Former Vice
 Chairman        1994       700,000      273,455         -          -         -           -     6,468
                 1993       650,000      739,375         -    345,000   255,095           0     6,296

(a) Messrs Baffico, Costello, Mettler and Ms. Thompson were not executive officers of the Company during the years 1993 and 1994, and, accordingly no information is given with respect to their compensation for those years.

(b) Represents certain tax gross-up payments, tax benefit rights payments or a portion of interest on deferred compensation.

(c) Restricted stock awards are valued at the closing Sears stock price on date of grant. Dividends are paid on restricted shares at the same rate paid to all shareholders. While no grants were made in 1995, on December 29, 1995 the above executives held the following shares of restricted stock valued at a year-end fair market value for Sears common shares of $39.00 per share:

                              # of Shares     Market Value on 12/29/95

          Mr. Martinez           81,697              $3,186,183
          Mr. Baffico             4,632              $  180,648
          Mr. Costello           12,362              $  482,118
          Mr. Mettler                 0              $    -
          Ms. Thompson            7,425              $  289,575
          Mr. Brennan                 0              $    -
          Mr. Denny                   0              $    -

(d) Options and restricted shares outstanding were adjusted to account for the dilutive effect of the spin-off of The Allstate Corporation by the Company on June 30, 1995 (the ``Allstate spin-off'').

(e) Long-Term Incentive awards were paid in March 1996. These awards were earned under the 1993-1995 Long-Term Incentive and the 1995 Long-Term Incentive Transition Cycles, both of which ended on December 31, 1995. Each executive earned a portion of total payout in 1993, 1994, and 1995 as follows:

                                 1993         1994        1995

          Mr. Martinez       $  809,101   $1,116,795   $1,107,687
          Mr. Baffico           324,001      360,482      339,704
          Mr. Costello          357,052      473,906      449,382
          Mr. Mettler           631,875      631,875      611,531
          Ms. Thompson          338,903      346,555      343,968
          Mr. Brennan         1,118,254    1,254,627    1,194,187
          Mr. Denny             601,692      647,976      609,976

(f) These amounts represent the Company's matching contribution under the Profit Sharing Fund, a qualified defined contribution plan, and under the Company's nonqualified Management Supplemental Deferred Profit Sharing Plan. For Mr. Martinez, this amount also includes $69,688 in reimbursements for relocation expenses and a partial incentive payment under his employment contract of $270,000 for 1993.

(g) Includes shares resulting from the exercise of options by tendering 161,251 and 69,538 shares in 1995 and 1993, respectively, for Mr. Brennan (see the Option Grant Table for a description of this feature).

(h) In addition to the Company's matching contribution under the qualified and nonqualified Profit Sharing plans of $6,468, this amount includes total cash severance of $4,866,630 and $2,777,707 respectively, for Messrs. Brennan and Denny. See page 12.

Stock Options

The following table is a summary of all stock options granted during 1995. Individual grants are listed separately for each Named Officer. In addition, this table shows the potential gain that could be realized if the fair market value of Sears common shares were to appreciate at either a 5% or 10% annual rate over the period of the option term.

OPTION/SAR GRANTS IN 1995
                                 Individual Grants(a)
                                  % of Total
                     Number of   Options/SARs                                Potential Realizable
                    Securities      Granted                                        Value at
                    Underlying        to       Exercise                  Assumed Annual Rates of Stock
                   Options/SARs    Employees    or Base   Expiration  Price Appreciation for Option Term
Name                Granted(#)      in 1995      Price       Date            5%               10%

Arthur C. Martinez     51,965        1.73%      $23.36     01/31/07        $966,092       $2,595,844
                      163,500        5.44%      $31.82     06/29/07      $4,140,499      $11,125,323
                        6,669        0.22%      $32.75     07/31/07        $173,823         $467,054
Paul A. Baffico        19,003        0.63%      $23.36     01/31/07        $353,289         $949,270
                       69,900        2.33%      $31.82     06/29/07      $1,770,158       $4,756,331
John H. Costello       24,495        0.81%      $23.36     01/31/07        $455,391       $1,223,616
                       56,100        1.87%      $31.82     06/29/07      $1,420,685       $3,817,313
Robert L. Mettler      28,254        0.94%      $23.36     01/31/07        $525,276       $1,411,392
                       69,900        2.33%      $31.82     06/29/07      $1,770,158       $4,756,331
Jane J. Thompson       19,264        0.64%      $23.36     01/31/07        $358,141         $962,308
                       69,900        2.33%      $31.82     06/29/07      $1,770,158       $4,756,331
Edward A. Brennan     178,145        5.93%      $23.36     08/09/00      $3,311,929       $8,899,000
                      161,251(b)     5.36%      $27.28     08/09/97      $2,766,462       $7,010,756
James M. Denny         98,972        3.29%      $23.36     08/09/00      $1,840,008       $4,944,017


(a) All options become exercisable in three equal annual installments. All options were granted with an exercise price equal to the average fair market value of a common share on the date of grant. All grants to officers include tax withholding rights and a feature which permits payment of the exercise price by tendering Sears common shares, which in turn gives the optionee the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Tax withholding rights permit the optionee to elect to have shares withheld to satisfy federal, state and local tax withholding requirements. The above grants do not include stock appreciation rights or tax benefit rights but do include limited stock appreciation rights which become exercisable in certain cases upon a change in control.

(b) Represents an option granted to replace the shares tendered to the Company by the officer, in lieu of cash, to purchase shares upon exercise of the original option.

The following table shows options that were exercised during 1995 and the number of shares and the value of grants outstanding as of December 29, 1995 for each Named Officer.

AGGREGATED OPTION/SAR EXERCISES IN 1995 AND 12/29/95 OPTION/SAR VALUES
                                                  Number of Securities          Value of Unexercised,
                                                 Underlying Unexercised       In-The-Money Options/SARs
                      Shares                   Options/SARs at 12/29/95(a)         at 12/29/95(b)
                    Acquired on      Value      Exercisable   Unexercisable   Exercisable  Unexercisable
Name                Exercise(#)   Realized($)  (# of Shares)  (# of Shares)    ($ value)     ($ value)

Arthur C. Martinez         -               -      154,471        681,749       2,911,081    12,311,151
Paul A. Baffico       30,783         522,535            0        111,937               0     1,244,112
John H. Costello           -               -       72,858        117,025       1,332,573     1,447,369
Robert L. Mettler          -               -      102,230        254,489       1,966,905     3,945,771
Jane J. Thompson      22,626         377,028        7,372        112,978         134,318     1,265,732
Edward A. Brennan    218,178(c)    4,818,235    1,207,112              0      26,198,129             0
James M. Denny       191,612(c)    4,102,209      184,007              0       3,255,439             0


(a) In 1992, the Company requested that its employees agree to the cancellation of outstanding SARs. The Company offered to Messrs. Brennan and Denny, and such officers accepted, $.10 per share which will be received upon future exercise of the options and which may vary, depending on market conditions, in return for the cancellation of each associated SAR, and agreed to reimburse them for additional income taxes resulting from the $.10 payment. No other Executive Officers had SARs.

(b) Value of unexercised, in-the-money options based on a fair market value of a Sears common share of $39.00, as of December 29, 1995.

(c) Shares were exercised prior to the Allstate spin-off and have not been adjusted in the same manner as the 1993 grants listed in the table on page 8.

Long-Term Incentive
Compensation Plan

Contained in the Summary Compensation Table on page 8 are payouts for the long-term incentive performance cycles that ended on December 31, 1995. Included in those amounts are payouts related to grants awarded at the beginning of 1995 as a transition performance cycle. Under the current design of the Long-Term Incentive Program, a new three-year performance cycle was scheduled to begin in 1995. However, as a result of modifications being made to the measurement criteria, the new cycle was postponed until 1996. Instead, a one-year transition cycle was implemented. Actual cash awards were paid in March 1996 based on actual financial performance results for the one-year period and are reflected in the table on page 8.

LONG-TERM INCENTIVE PLANS - AWARDS IN 1995 (paid in 1996)
                 Number
               of Shares,     Performance
                Units or       or Other
                  Other      Period Until             Possible Future Payouts
                 Rights       Maturation       Under Non-Stock Price-Based Plans(b)          Actual
Name            (#)(a)(c)      or Payout      Threshold($)     Target($)   Maximum($)        Payout

Arthur C.
 Martinez      $385,634    1/1/95-12/31/95      $96,408       $385,634      $674,859         $493,610
Paul A.
 Baffico       $115,625    1/1/95-12/31/95      $28,906       $115,625      $202,344         $148,000
John H.
 Costello      $151,563    1/1/95-12/31/95      $37,891       $151,563      $265,234         $193,999
Robert L.
 Mettler       $206,250    1/1/95-12/31/95      $51,563       $206,250      $360,938         $264,000
Jane J.
 Thompson      $117,188    1/1/95-12/31/95      $29,297       $117,188      $205,078         $150,001
Edward A.
 Brennan       $412,500    1/1/95-12/31/95     $103,125       $412,500      $721,875         $512,324
James M.
 Denny         $210,700    1/1/95-12/31/95      $52,675       $210,700      $368,725         $261,689


(a)  Awards represent a cash incentive.

(b) Target awards are set for participants at the beginning of each cycle based on a percentage of estimated aggregate salary during the performance cycle. Actual awards are based on the individuals' actual salary earned during the cycle. In years in which performance cycles overlap, participants' salaries are applied 50% to each cycle. If threshold level performance of 80% of the performance goal were achieved, the award would be 25% of the individual's target award. If maximum level of performance of 120% of the performance goal, or greater, were achieved the award would be 175% of the individual's target award. Performance for the 1995 Transition Cycle is measured based on net income.

(c) Actual payouts for the above target awards were made in March 1996 and are included in the amounts shown under the LTIP Payouts column in the table on page 8.

Pension Plan Table

                                  Years of Service
Remuneration        5         15          25         35          40

$  750,000       55,400    174,700      296,000    424,900     456,700
$1,200,000       89,200    281,500      477,200    684,900     735,900
$1,650,000      122,900    388,000      657,800    944,200   1,014,300
$2,100,000      156,700    494,600      838,700  1,203,900   1,293,000
$2,550,000      190,400    601,300    1,019,600  1,463,500   1,571,800

The Company maintains basic and supplemental retirement plans which, subject to the conditions for vesting, provide retirement benefits for all full-time and certain part-time United States employees, with coordinating provisions for employees who have credited years of service with the Company or its subsidiaries.

Annual retirement benefits under these retirement plans are based upon credited years of service and average annual cash compensation computed on the basis of the individual's highest 5 successive calendar years of earnings out of the 10 years immediately preceding termination of employment (``final average annual compensation''). In 1995, the Company amended the pension benefit accrual formula in a manner which will reduce certain future benefits. Pension benefits for service rendered on and after January 1, 2000 will be credited for each full or partial year of service based on the individual's cash compensation for that period which will result in a total benefit based on historical career compensation over the portion of an employee's career that begins on that date, rather than the highest 5 years' earnings out of the final 10 years prior to retirement. In general, only annual salary and annual bonus amounts such as reflected in the Summary Compensation Table on page 8 are considered in determining pension benefits. In addition to reducing future pension benefits, the Company also amended the retiree medical plan to reduce future Company contributions. Pursuant to their severance arrangements, Messrs. Brennan and Denny's pension benefits will be determined including any severance amounts paid in lieu of salary and target annual bonus (see ``Employment Contracts, Termination and Change of Control Arrangements'' below). Annual retirement benefits from the basic plans may not exceed the ERISA limit (currently $120,000, except that, for individuals who had earned a pension in excess of that amount as of December 31, 1982, the ERISA limit is the amount earned as of that date up to $136,425). The unfunded supplemental retirement income plans provide for payment of the amount of the retirement benefit which exceeds the ERISA maximum and of any reduction in benefits resulting from deferrals under the Company's Deferred Compensation Plan or from changes in the manner in which benefits are calculated for certain participants. Annual retirement benefits are generally payable monthly for life and benefits accrued through December 31, 1988 are reduced by a portion of the participant's estimated social security benefits.

The table on the previous page shows aggregate annual benefits that would be payable under the Company's retirement plans based upon various assumptions as to final average annual compensation and credited years of service. It assumes retirement on December 31, 1996 at age 65 and that benefits will be payable over the participant's lifetime with no survivor benefits. The following Named Officers had the indicated number of credited years of service at December 31, 1995: Martinez (13), Baffico (29), Costello (2), Mettler (3), Thompson (7), Brennan (38) and Denny (14). Pursuant to their employment agreements with the Company Messrs. Martinez, Mettler and Costello are entitled to specified retirement benefits (see ``Employment Contracts, Termination of Employment and Change in Control Arrangements'' below).

Employment Contracts,
Termination of Employment
and Change in Control
Arrangements

Employment Contracts

Pursuant to his employment agreement with the Company which, as extended by the Company, terminated on December 31, 1995, Mr. Martinez was granted a stock option on September 1, 1992 relating to 150,000 shares (adjusted to 394,569 shares due to the Dean Witter and Allstate spin-offs) which vests on August 31, 1997 at an exercise price of $41.63 (adjusted to $15.82 due to the Dean Witter and Allstate spin-offs) per share which is forfeited if he resigns or his employment is terminated for cause prior to vesting. If his employment is terminated other than for cause, the option will vest immediately. If Mr. Martinez dies or becomes disabled, a prorated portion of the shares will become exercisable. Mr. Martinez will receive retirement benefits equal to those to which he would be entitled under the Company's basic and supplemental retirement plans if he had been a participant in such plans as of September 1, 1992 and were fully vested. Prior to his contract being amended in November 1995, he was also entitled to a single life annuity (which may be taken in a lump sum) of $195,000 per year for life commencing at age 65 reduced by certain amounts primarily to reflect social security benefits and retirement benefits from his previous employment. The amendment to his contract eliminated the $195,000 per year annuity and replaced it with an aggregate pension benefit determined as though he had accrued an additional ten years of credited service. Assuming Mr. Martinez were to continue in the Company's employ until normal retirement at age 65, and continued to receive the same salary and bonus presently specified, his estimated annual retirement benefits under the Company's basic and supplemental plans would be $634,462.

Pursuant to his employment agreement with the Company that terminated on February 14, 1996, Mr. Mettler was granted a stock option on February 15, 1993 relating to 40,000 shares (adjusted to 105,219 shares due to the Dean Witter and Allstate spin-offs) which vests on February 14, 1998 at an exercise price of $51.82 (adjusted to $19.70 due to the Dean Witter and Allstate spin-offs) per share. If Mr. Mettler resigns or his employment is terminated for cause any unvested shares are forfeited but they shall automatically vest, on a pro rata basis, if his employment is terminated for any other reason.

Mr. Mettler is entitled to an additional past-service pension benefit equal to the excess aggregate pension benefit determined as though he had accrued an additional six years of service, over the aggregate benefit actually received. This additional benefit vests 50% if employed continuously until February 14, 1998 and an additional 10% each year thereafter until the vesting percentage reaches 100%. If he is terminated other than for cause the additional benefit vests 10% for each year beginning February 14, 1994 through February 14, 1997. Mr. Mettler forfeits his benefit if his employment is terminated for cause or voluntarily prior to February 14, 1998. He is also entitled to a minimum benefit after ten years of service payable monthly in the form of a single life annuity commencing on the date he attains age 65 or retires, whichever is later. The monthly benefit will be equal to one-twelfth of the excess of $125,000 over the aggregate annual pension benefit and is pro-rated in the event Mr. Mettler's employment is terminated other than for cause prior to February 14, 2003.

Pursuant to his employment agreement with the Company that will terminate on March 31, 1996, Mr. Costello received a payment of $100,000 and 14,100 restricted shares (adjusted to 24,852 shares due to the Dean Witter and Allstate spin-offs) which vest in three annual installments beginning on April 1, 1994. He also received a stock option grant relating to 41,547 shares (adjusted to 109,288 shares due to the Dean Witter and Allstate spin-offs) which vests in three annual installments beginning on April 1, 1994 at an exercise price of $54.32 (adjusted to $20.65 due to the Dean Witter and Allstate spin-offs) per share. If Mr. Costello resigns or his employment is terminated for cause any unvested option installments and restricted shares are forfeited but, if his employment is terminated for any other reason, any restricted shares vest immediately, on a pro rata basis.

Mr. Costello's employment agreement provides for a minimum annual base salary and bonuses. The actual amounts of his salary and bonus for 1995 are set forth in the table on page 8.

If Mr. Costello remains in the employ of the Company through March 31, 1998, he will be credited with an additional ten years of service under the Company's pension plans. If his employment is terminated for cause or voluntarily prior to March 31, 1998, the entire additional benefit will be forfeited. If his employment terminates for any other reason prior to March 31, 1998, 20% of the additional benefit will vest in annual installments on the 31st of March 1994, 1995, 1996 and 1997.

If Mr. Costello's employment is terminated by the Company other than for cause, he will receive his annual base salary as if he had remained employed by the Company for the term of the agreement.

Termination of Employment Arrangements

Mr. Edward A. Brennan, former Chairman and CEO, and Mr. James M. Denny, former Vice Chairman, retired as officers of the Company effective August 9, 1995. In recognition of their special achievements and dedicated service to the Company, on August 9, 1995, the Company entered into agreements with Messrs. Brennan and Denny, providing them with certain retirement benefits. The Company agreed to pay an amount equal to the annual incentive bonus and to the long-term incentive bonus for the 1993-1995 cycle to which they would have been entitled if they had been employed by the Company on December 31, 1995. In addition, lump-sum severance payments of $4,866,630 and $2,777,707 were made to Mr. Brennan and Mr. Denny, respectively. The payments were calculated based on 1) the amount of base salary they would have received through December 31, 1995 and 2) approximately two times the sum of annual base salary at the rate in effect for each immediately prior to retirement plus target annual incentive. The benefits under the Company's supplemental retirement plan were calculated based on actual service plus an additional two years and four months, plus, in Mr. Denny's case, an additional 5 years previously credited to him. The calculation for Mr. Denny was also based on his actual age at January 1, 1996 plus an additional three years previously credited to him. In January, 1996 these additional benefits were paid in lump sums of $3,738,737, and $1,191,731 to Mr. Brennan and Mr. Denny, respectively. Effective August 17, 1995, the Company also agreed to fully vest 59,915 and 22,554 restricted shares and 479,867 and 184,005 shares subject to stock options previously granted under the Company's employee stock plans to Mr. Brennan and Mr. Denny, respectively. Mr. Brennan will also receive a furnished office and secretarial support for up to ten years and will receive fees for services from a financial planner and tax advisor for five years consistent with Company policy.

Certain Stock Option Provisions

In general, (i) the Company may terminate options granted under the Company's 1990 and 1994 Employees Stock Plans (the ``1990 and 1994 Plans''), as well as those granted under the Company's 1978 Employes Stock Plan, 1982 Employees Stock Plan and 1986 Employees Stock Plan, (the ``Plans'') in the event of a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of the Company (an ``extraordinary corporate transaction'') and, in the case of the 1978, 1982 and 1986 Plans, may, and, in the case of the 1990 and 1994 Plans, shall, make appropriate and equitable provision with respect to participants' rights, by one of the following means in the case of options under the 1990 and 1994 Plans which have been outstanding for at least six months: (a) acceleration of all outstanding rights prior to the extraordinary corporate transaction, (b) appropriate and equitable provision for the continuation and adjustment of all outstanding rights, or (c) payment in cash of the value of all outstanding rights, and (ii) in the event of a ``change in control'' of the Company, all rights under options under the 1990 and 1994 Plans which have been outstanding for at least six months will immediately become exercisable. A change in control means, in general (and subject to certain exceptions such as acquisitions by or from the Company or by employee benefit plans of the Company, and transactions in which existing shareholders maintain effective control), an acquisition of 20% or more of the Company's outstanding common shares, a change in the majority of the directors of the Company which is not approved by a majority of the incumbent directors, or approval by the shareholders of an extraordinary corporate transaction. Under the 1990 and 1994 Plans, in general, options include limited stock appreciation rights exercisable during the period of sixty days following a change in control of the Company (but not less than six months after the date of grant).

Restricted shares have been granted to certain officers and key employees under the Company's 1979 Incentive Compensation Plan (the ``1979 Plan'') and the 1990 Plan. Restricted shares generally are exchangeable for unrestricted shares in seven years (in the case of the 1979 Plan) or five years (in the case of the 1990 Plan). Restricted shares become unrestricted upon normal retirement at age 65 and upon early retirement after age 60 with Company approval. Under current Compensation Committee guidelines and subject to individual circumstances, upon early retirement prior to age 60, restricted shares are unrestricted pro rata based on the number of full months since the date of grant divided by the original restriction period. In addition, restricted shares granted under the 1990 Plan become unrestricted upon a change in control. Generally, unrestriction is subject to a minimum vesting period of one year in the case of the 1979 Plan and six months in the case of the 1990 Plan.

Report of the Compensation Committee

As Sears aggressively continues the transformation process begun over the past few years, the focus of that effort remains squarely on creating superior total shareholder return. The committee has established a charter and compensation philosophy designed to reward and support superior performance.

(bullet) At-Risk Performance-Based Pay

         Executives and managers at all levels will have more pay delivered through variable pay plans. Those plans require achievement of performance targets which are established to create stock price appreciation. Increases in base salary will be slowed to lag the market, while at-risk incentive plans will be increased as a percentage of total compensation.

(bullet) Shareholder Alignment

         Pay for executives should place their interests squarely in line with shareholder interests. We will deliver more pay to executives in the form of Sears stock, and less in cash, while retaining an emphasis on performance-based payout formulas. It is imperative that our executives and managers think and act like owners. When our shareowners are rewarded, our executives and managers should share in those rewards. If our shareowners do not realize appreciation in their investment in Sears, our executives should receive limited rewards.

(bullet) Customer Focused

         As a retailer, our pay practices at all levels must emphasize the primacy of our core customer. What she requires from Sears - both products and services - must be reinforced by how much and how we deliver pay to our associates. Our executives and managers should have pay at risk based on our customer's assessment of how well we are meeting her needs.

(bullet) Management Development

         Our pay practices must attract and retain the caliber of talent necessary to meet the current and future leadership needs of our company. Our pay practices must clearly signal to all our associates that we view them, their talents and their ideas as assets to be invested in, rather than costs to be minimized. They, however, must be capable of achieving performance goals while simultaneously introducing innovative ideas. Our pay practices must attract achievement oriented associates who demonstrate individual and team commitment to superior performance and improved shareholder value.

The Compensation Committee (the ``Committee''), composed of independent, non-employee directors establishes with approval by the Board of Directors (the ``Board''), executive compensation philosophy and administers the compensation programs for Executive Officers (``Officers'') and the terms and conditions of the employment for these Officers. In addition, the committee oversees benefit plans covering all associates, referring changes in these plans to the Board. The Committee uses the advisory services of independent compensation and benefits consultants in meeting its responsibilities.

To support the objectives stated above, the Committee has approved a number of changes in compensation programs over the past year. These include:

(bullet) Adopting share ownership guidelines which apply to the members of the Board as well as to executive associates.

(bullet) Increasing the portion of Sears options delivered in the mix of total compensation.

(bullet) Increasing the risk and reward potential in incentive plans by limiting payouts for less aggressive performance and increasing the payout for extraordinary performance.

(bullet) Introducing a ``Total Performance Index'' measurement into the
         Long-Term Incentive Performance Plan, which focuses management both on leading indicators of success, such as customer satisfaction, as well as financial results. These measures support the Company's strategy of making Sears a Compelling Place to Shop, Work and Invest.

(bullet) Establishing a High Total Shareholder Return (``High-TSR'') comparison group for benchmarking compensation practices and levels and ensuring that Total Compensation Opportunity is targeted toward top quartile operating performance.

Additional changes are anticipated for the future to further enhance the relationship between compensation and the ongoing business transformation.

Companies chosen to determine the competitiveness of Sears executive compensation programs are selected based on one or more of the following criteria; total shareholder return performance, similarities in their primary line of business and companies that are undergoing a similar transformation process. This includes firms that compete in the Company's primary lines of business, as well as those with which the Committee believes the company competes for investor capital and executive talent. The Committee believes that the Company's most direct competitors for executive talent are not necessarily the same companies that would be included in a peer group established to compare shareholder returns. Although some companies are in both groups, the compensation peer group is not identical to the companies included in the peer group indices used for the Performance Graph on page 18.

Base Salary

Officers' base salaries are reviewed annually by the Committee. The Committee evaluates management's recommendations based on the results achieved by each Officer relative to his or her assigned responsibilities, as well as competitive salary practices. Base salaries for 1995 were targeted at the median competitive level. However, increases in base salaries will be held to below market levels as the annual incentive opportunity is increased, as described in the Annual Incentive section below, to provide a greater proportion of annual cash compensation at risk.

Annual Incentive

In 1995, annual incentives were designed to provide median level rewards for achieving a targeted level of improvement in net income results over the prior year. The targeted level of improvement is approved by the Committee and the Board prior to the beginning of each year. For those participants in corporate positions, the entire award was based on company net income. For those in business units, one-half of the formula award was earned based on Company net income, with the remainder based on business unit net income results. Target award levels were assigned for each Officer based on competitive practice. Actual awards could have ranged from 25% to 230% of target based on actual performance. After the formula award has been determined based on performance, the participant receives 80% of the formula award. The remaining 20% is received only if the individual has successfully accomplished the personal objectives that each participant established at the beginning of the year. Any awards to Officers over 200% of target are paid in restricted Sears common shares. Beginning in 1996, the Committee has approved moving the award target levels from the median to the 75th percentile of the peer group by 1998 to increase the potential reward for achieving top quartile performance but will hold back base salary increases to below market levels. Also beginning in 1996, Officers may elect to receive all, or a portion of, their incentive award in the form of restricted stock which fully vests at the end of three years. For any portion received in restricted shares they will receive a 20% premium above what the cash award would have been.

Long-Term Incentives

The Long-Term Incentive Program consists of a performance plan and stock options. The program is designed to enhance the mutual commitment between Officers and Sears by providing financial rewards directly tied to the long-term success of the company. Award levels under these plans are targeted at the competitive median of the above-described peer group for performance at planned results.

Performance Plan

Officers participating in this plan receive cash distributions based on a targeted percentage of base salary over three-year performance cycles that begin every other year. Amounts awarded under the 1993-1995 performance cycle were based 50% on Company net income results and 50% on company return on equity performance against goals established at the beginning of the cycle. Performance for this cycle was nearly 20% above the goal for each measure, which resulted in each participant earning an award slightly under the maximum award level of 175% of target award.

The performance cycle normally scheduled to begin in 1995 was postponed until 1996 due to the implementation of a strategic performance measurement system involving a Total Performance Index. For the 1995 portion of that cycle, the Committee approved a Company net income goal before the beginning of the year. Performance for this transition cycle warranted a payout slightly above target.

For the period 1996-1997, the Committee established goals for measures relating to Sears becoming a Compelling Place to Shop, Work and Invest. Actual awards may range from 50% to 150% of target based on actual performance. These goals will be used to determine award levels for the 1996-1997 cycle. The Company intends to return to its normal three-year performance cycle beginning in 1997. Beginning with this next cycle, Officers may elect to receive all, or a portion of, their incentive award in the form of restricted stock which fully vests at the end of three years. For any portion received in restricted shares they will receive a 20% premium above what the cash award would have been.

Stock Options

Stock options have been an integral part of the executive compensation program for many years. Options are granted with an exercise price equal to the market price on the date of the grant, vest over a period of three years, and for grants prior to 1996, expire after twelve years. Beginning in 1996, the Company changed to an annual grant practice from biennial grants and from twelve year expiration to ten year. In February 1995, each participant received a pro-rated annual grant based on the competitive award target.

In July 1995, the Committee approved a special stock option grant associated with the Allstate spin-off. This grant was made in lieu of the February 1996 grant at levels that were double normally competitive guidelines. The purpose of the grant was to provide an additional incentive to the newly-appointed executive team leading the Company into the era of the new Sears.

Stock Ownership Guidelines

In keeping with Sears philosophy of developing a mutual commitment between shareholders and management, the Committee recently approved stock ownership guidelines for approximately 200 members of the management team. The target levels of ownership range from five times base salary for the CEO to three times base salary for members of the Company's Executive Committee, composed of the most senior officers, and one times base salary for the remainder. Individuals affected by these guidelines have been given a period of five years to acquire sufficient shares to meet these guidelines.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the first five Officers listed on page 8, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance-based. The Committee intends to continue to use performance-based compensation, which should minimize the effect of these regulations. However, the Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations. Since Mr. Martinez's salary exceeds $1 million, he has agreed to defer a portion of his 1995 base salary until after retirement.

CEO Compensation

The Chief Executive Officer's salary, annual incentive, stock options and long-term performance plan grants follow the policies and provisions described above. Amounts paid and granted under these plans are disclosed in the Summary Compensation Table on page 8.

Mr. Martinez's annualized base salary was increased by 12.8% from $975,000 to $1,100,000 on August 8, 1995. In determining this increase, the Committee considered his promotion to Chairman and CEO of the Company subsequent to the spin-off of Allstate, as well as his significant impact in transforming the Company and the dramatic improvement in financial and non-financial results due to his efforts. No specific weight was assigned to any of these factors in determining the amount of the increase.

Mr. Martinez's 1995 annual incentive award was based on a pre-approved target level of improvement in net income results over the prior year, as described above under Annual Incentive. Actual results achieved were above the target level but less than the maximum. There was no discretionary adjustment made to his award.

In 1995, Mr. Martinez received the following separate grants of stock options: (i) a Long-Term Incentive Program grant representing the 1995 Transition Cycle grant targeted at the median competitive level, (ii) a grant that combined a special grant intended to provide an incentive to new management following the spin-off of Allstate as Sears emerged as a pure retailer, and the Long-Term Incentive Program grant that would have been made in February, 1996, and (iii) a grant intended to raise his total shares subject to option to a level more commensurate with his new position. Details of these grants are disclosed in the Option/SAR Grants in 1995 Table on page 9.

In August 1995, Mr. Brennan retired as Chairman and CEO of the Company after 38 years of service. Payments he has received as a result of his retirement are described on pages 12 and 13. In determining these amounts the Committee took into account Mr. Brennan's leadership in the major repositioning of the Company through the spin-offs of Allstate and Dean Witter and the sales of Coldwell Banker and Homart, management succession planning, and the resulting substantial increase in value for all shareholders.

Conclusion

The Compensation Committee believes that the design and administration of Sears executive compensation programs align the interests of the shareholders of the Company and the Executive Officers. These programs clearly support the transformation efforts which are underway, and provide competitive compensation opportunities that are realized based on results. Sears intends to continue to emphasize performance-based compensation programs that it believes will contribute to making Sears a Compelling Place to Shop, Work and Invest.

COMPENSATION COMMITTEE:

Clarence B. Rogers, Jr.      Michael A. Miles
  (Chairman)                 Donald H. Rumsfeld
James W. Cozad
William E. LaMothe

Performance Graph

The following graph compares the performance of Sears common shares with that of the S&P 500 Index and S&P Retail Store Composite Index.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
December 1990 through December 1995
Sears vs. Published and Composite Indices

[5 Year Total Graph]

                       1990     1991     1992     1993      1994     1995

Sears                  $100     $158     $198     $310      $278     $473
S&P 500                $100     $130     $140     $154      $156     $215
S&P Retail             $100     $158     $185     $178      $163     $182

* Assumes $100 invested on the last day of December 1990. Dividends are reinvested at the frequency with which they are paid. The Company's interests in Dean Witter, Discover & Co. and The Allstate Corporation were distributed to shareholders as special dividends payable, respectively, on June 30, 1993 and June 30, 1995. The above graph accounts for this distribution as though it were paid in cash and reinvested in common shares of the Company.

Item 2: Approval of Auditors

Item 2 is the recommendation of the Audit Committee that Deloitte & Touche LLP be appointed auditors for 1996, which is being presented to shareholders for approval. Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to appropriate questions and may make a statement if they so desire.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS FOR 1996, AS PROPOSED IN ITEM 2.

Compensation Committee
Interlocks and Insider
Participation

During 1995, the following individuals (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company's Compensation Committee: James W. Cozad, William E. LaMothe, Michael A. Miles, Clarence B. Rogers, Jr. and Donald H. Rumsfeld. There were no interlocks with other companies within the meaning of the SEC's proxy rules during 1995.

Item 3: Proposal to Adopt and
Approve Sears Non-Employee
Director Stock Plan

To replace terminated compensation and benefits as described above under ``Directors' Compensation and Benefits'', the Board of Directors has adopted the Sears Non-Employee Director Stock Plan (the ``Plan''), subject to shareholder approval. The Plan provides for annual grants, to each non-employee director, of stock options valued at $30,000. The Plan also provides for annual grants, to each non-employee director, of ``deferred shares,'' which are unfunded general obligations of the Company that, upon termination of service as a director, are exchangeable for common shares, par value $.75 per share, of the Company (``shares''). The number of deferred shares granted to each non-employee director each year is equal to shares having a fair market value of $30,000. Directors holding deferred shares will be credited with dividend equivalents, but will have no voting rights.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS ADOPT AND APPROVE THE PLAN. THE PLAN IS DESCRIBED BELOW, BUT REFERENCE SHOULD BE MADE TO THE TEXT OF THE PLAN WHICH IS SET FORTH IN APPENDIX B, FOR COMPLETE
INFORMATION.

Description of the Plan

Pursuant to the Plan, the Company will annually grant options and deferred shares to the non-employee directors until the annual meeting of shareholders in 2006.

Options

Following each annual meeting of shareholders, each non-employee director will be granted an option to purchase shares. The number of shares will be determined by dividing $30,000 by one-third of the fair market value of a share on the date of grant. The formula is based on an approximation of a Black-Scholes model and is intended to result in the grant of an option that has an approximate value of $30,000. The Company's experience with the Black-Scholes model during the past 5 years has consistently resulted in a value close to one third of the market price at the time of the calculation. The calculations were based on (i) the assumption that options will be exercised at maturity, (ii) the interest rate at the time of the calculation on U.S. Treasury Bonds with a maturity comparable to the option term, (iii) the expected volatility at the time of the calculation, (iv) the dividend rate per share in effect at the time of the calculation, and
(v) a 10% deduction due to the lack of transferability of options.

In addition to annual grants, a pro rata grant will be made following the election or appointment of a director other than at an annual meeting.

Options will expire ten years from the date of grant (the ``expiration date'').

The purchase price per share to be specified in each option granted under the Plan will be the fair market value of a common share of the Company on the date the option is granted. The Plan does not authorize the repricing of options to specify a lower purchase price, through amendment of outstanding options, cancellation of outstanding options, the grant of replacement options or any other method, except for anti-dilution adjustments.

The Plan permits the Company to provide that payment of the purchase price upon exercise of options may be made in cash, shares owned by the optionee for at least six months, any other lawful form of consideration or a combination thereof. Each share received by the Company in payment of the purchase price will be valued at its fair market value on the date of exercise.

The Company may terminate or suspend options if the Company determines, in its sole discretion, that the participant has acted in a manner detrimental to the Company.

Options will not be transferrable other than by will or the laws of descent and distribution and gifts to members of the participant's immediate family subject to conditions established by the Company.

Deferred Shares

Deferred shares under the Plan will be evidenced by bookkeeping entries and will evidence unfunded and unsecured general obligations of the Company. Following each annual meeting of shareholders, deferred shares will be granted to each non-employee director. The number of deferred shares will be determined by dividing $30,000 by the fair market value of a share. In addition to the annual grants, a pro rata grant will be made following the election or appointment of a non-employee director other than at an annual meeting. The deferred shares will be credited to a ``common share equivalent account'' established for each director. Dividend equivalents equal to the per share cash dividend paid will be credited to each director's common share equivalent account with respect to each deferred share credited to the director's account. Dividend equivalents will be converted into deferred shares based on the fair market value of a share on the dividend payment date.

Deferred shares and interests in common share equivalent accounts will not be transferrable other than by will or the laws of descent and distribution.

Initial Grants

On February 6, 1996, an initial stock option grant of 804 shares at an exercise price of $41.32 was made to each non-employee director. As of January 1, 1996, an initial grant of 268.30753 deferred shares was made to each non-employee director. These grants were made to replace the terminated directors' compensation and benefits as described above under ``Directors' Compensation and Benefits'' for the period from January 1, 1996 through May 9, 1996 and are subject to approval of the Plan by the Company's shareholders.

The following table lists the initial grants and the estimated grants to be made on May 9, 1996.

NEW PLAN BENEFIT TABLE
                                                    May 9, 1996 Grant
                        Initial Grant (a)            (estimated) (b)

                                   Number of                  Number of
                                    Shares                     Shares
                     Number of      Subject     Number of      Subject
                     Deferred      to Stock     Deferred      to Stock
                      Shares        Option       Shares        Option

H. Adams, Jr.        268.30753        804        654.87884      1,964
W. L. Batts          268.30753        804        654.87884      1,964
J. W. Cozad          268.30753        804        654.87884      1,964
W. J. LaMothe        268.30753        804                -          -
M. A. Miles (c)      268.30753        804        654.87884      1,964
R. C. Notebaert (c)          -          -        654.87884      1,964
N. C. Reynolds       268.30753        804        654.87884      1,964
C. B. Rogers, Jr.    268.30753        804        654.87884      1,964
D. H. Rumsfeld (c)   268.30753        804        654.87884      1,964
D. A. Terrell (c)    268.30753        804        654.87884      1,964

All non-employee
 directors as a
 group             2,414.76777      7,236      5,893.90956     17,676

(a) Subject to shareholder approval.

(b) Assuming that the fair market value of a share on the date of grant is equal to $45.81, the value computed in accordance with the Plan on February 29, 1996.

(c) Provided they are elected as directors at the meeting.

Tax Withholding Rights

Under the Plan, the Company may grant tax withholding rights in connection with grants under the Plan. Tax withholding rights will permit the participant to elect to have shares withheld upon exercise of an option or deferred shares cancelled at the time that such participant recognizes income for Federal tax purposes. The number of shares withheld or deferred shares cancelled shall have a fair market value equal to 28%, or such higher rate as may be required, of the gross income recognized by the participant for federal income tax purposes. The Company will remit to the U.S. Department of the Treasury an amount equal to the fair market value of the shares cancelled or withheld.

Vesting

Options will become exercisable on the first anniversary of the date of grant or, in the case of the initial grant, on January 1, 1997. If a director's service terminates due to death, disability or retirement prior to the first anniversary of the date of grant, only a pro rata portion of the option will become exercisable.

Deferred shares will vest on the first anniversary of the date of grant. Upon termination of service as a director prior to the first anniversary of the date of grant, a pro rata number of deferred shares will vest.

Termination of Service

Upon termination of service as a director, option rights shall terminate except that an option that is exercisable or is to become exercisable will remain exercisable for at least two years following termination, but in no event later than the expiration date. If termination of service is due to death, disability or retirement, the period during which the option may be exercised following termination of service will be at least equal to one year for each year of service to a maximum of five years, but in no event later than the expiration date. In the event of death while serving as a director or during the period following termination of service during which an option remains exercisable, an option will remain exercisable for at least one year from the date of death.

Following termination of a director's service, one share will be issued in exchange for each whole vested deferred share. The value of any fractional share will be paid in cash. The Company may permit participants to elect that delivery of common shares in exchange for deferred shares be made in not more than 10 annual installments. Any unvested deferred shares will be forfeited.

Number of Shares Subject to Plan

The aggregate number of deferred shares and shares which may be subject to options granted in any calendar year may not exceed one tenth of one percent of the shares outstanding as of the first business day of such year, plus the number of shares available for grant in the prior calendar year but not used for grants in that year. The number of shares tendered in payment of the purchase price specified in options will be deducted from the number of shares granted and may be regranted pursuant to the Plan.

Adjustment in Connection with Certain Events

The Plan provides that the Company will make such adjustment as is necessary to preserve the economic value of outstanding and future grants, if the Company determines that an adjustment is appropriate to prevent dilution or enlargement of participants' rights in the event of certain distributions to shareholders, extraordinary corporate transactions or other events specified in the Plan. The Plan also provides that, in the event of certain extraordinary corporate transactions or other events specified in the Plan, all rights under options will terminate as to unpurchased shares except to the extent provided by the Company and that appropriate and equitable provision will be made so as to prevent dilution or enlargement of participants' rights under the Plan and to preserve the economic value of outstanding awards.

Administration

The Plan provides that it shall be administered by the Board of Directors of the Company (the ``Board'') or, to the extent authorized by the Board, a committee of directors. The Compensation Committee has been appointed as the committee authorized to exercise the limited discretionary powers of the Company under the Plan, except that the Nominating Committee has been appointed as the committee authorized to administer the provision of the Plan allowing for the termination or suspension of exercisability of any option. The Compensation Committee may restrict or limit participants' rights but has no power to select the participants who will receive awards, determine the number of shares to be awarded or the price or time at which awards are to be granted.

Pursuant to the Plan, each member of the Board or any committee, and, to the extent provided by the Board or any committee, any other person to whom duties or powers shall be delegated in connection with the Plan, shall incur no liability with respect to any action taken or omitted to be taken in connection with the Plan and shall be fully protected in relying in good faith upon the advice of counsel, to the fullest extent permitted under applicable law.

The Board may amend the Plan without shareholder approval, except as specified in the Plan.

Federal Income Tax Consequences

The following material summarizes the principal anticipated federal income tax consequences of grants under the Plan to participants and the Company.

Consequences to Participants

Options. In connection with the exercise of an option, an optionee will generally realize compensation at the time the option is exercised for federal income tax purposes, in an amount equal to the difference between the option price and the fair market value of the shares acquired.

Payment of option price in shares. If an option is exercised and payment is made by means of previously held shares or shares and cash, there is no gain or loss recognized to the optionee on the previously held shares. The optionee's basis and holding period of the previously held shares will be carried over to an equivalent number of shares received under the option. Any additional shares received under the option will have a basis equal to the compensation realized by the optionee for federal income tax purposes plus the amount of any additional cash paid.

Deferred shares. The participant will realize taxable compensation at the time the deferred shares are exchanged for shares. The amount of such compensation will be equal to the fair market value of the deferred shares on the date the deferred shares are exchanged.

Consequences to the Company

The Company will generally receive a federal income tax deduction at the same time, and in the same amount, as compensation is realized by the participant.

The closing price for the Company's common shares on March 19, 1996, as reported in a summary of composite transactions in The Wall Street Journal for stocks listed on the New York Stock Exchange, was $51.00 per share.

Items 4 and 5: Proposals to
Approve Material Terms of the
Performance Goals for the
Annual Incentive Compensation
Plan and the Long-Term
Incentive Compensation Plan

Annual and long-term incentives are designed to provide awards to certain key employees of the Company and its subsidiaries based on the attainment of certain financial objectives. At the annual meeting of shareholders on May 12, 1994, the shareholders approved the material terms of performance goals to conform the plans to changes in federal tax laws that require such approval in order to preserve the deductibility to the Company, for federal income tax purposes, of compensation in excess of $1 million for any taxable year to its chief executive officer and the four other highest paid executive officers named in the summary compensation table in the Company's proxy statements. The Board of Directors believes it is desirable and in the best interest of the Company to expand the range of possible performance goals, and has recommended that the shareholders approve the material terms of the expanded range of performance goals. In the event such approval is not obtained, the Company will consider whether to continue the nondiscretionary program for Executive Officers or to modify the bonus programs.

ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE MATERIAL TERMS OF PERFORMANCE GOALS ESTABLISHED FOR THE PLANS. THE PERFORMANCE GOALS AND PLANS ARE DESCRIBED BELOW.

Under the Annual Incentive Compensation Plan (the ``Annual Plan'') and the Long-Term Incentive Compensation Plan (the ``Long-Term Plan'') (together the ``Plans'') certain officers and key employees of the Company and its subsidiaries are eligible to receive awards under the Plans. As of January 31, 1996, there were 15 participants in each of the Plans, all of whom were Executive Officers.

Generally, a participant must be employed by the Company or a subsidiary on the last day of the performance period. If employment is terminated before the end of a performance period, the Compensation Committee (the
``Committee'') may authorize the payment of a bonus.

The Committee will select participants and establish performance goals in writing at the beginning of the fiscal year, in the case of the Annual Plan, and at the beginning of a performance cycle, in the case of the Long-Term Plan. Generally, a performance cycle will cover a three-year period, with a new cycle beginning every other year. The performance goals approved by the shareholders in 1994 include any or all of the following: revenue, return on average equity, return on average assets, cash flow, return on investment, net income, net income per share, operating earnings and operating earnings per share. The additional goals for which approval is being sought include any or all of: economic value added, market value added, customer satisfaction performance goals measured by independent customer satisfaction surveys, and employee opinion survey results measured by an independent firm. Each objective performance goal must be based upon or measured by criteria which would permit a third party having knowledge of the relevant facts to determine whether the objective performance goal was satisfied and to calculate the amount of nondiscretionary bonus payable to a participant. The Committee will have no discretion to adjust the goals once they have been set. The specific targets relating to the performance goals constitute confidential business information and are not disclosed.

The Committee must certify, in writing, that the goals have been met before any payments to participants may be made.

For Executive Officers named in the Summary Compensation Table at the end of a performance period, the Committee will have no discretion to increase the bonus. The Committee will have the right to award a discretionary cash payment to any other participant. The Committee may eliminate or decrease a bonus otherwise payable to a participant.

The maximum amounts payable each year under the Annual Plan to any participant and to all Executive Officers who currently participate in the Plan are $3,900,000 and $12,600,000, respectively. The maximum amounts payable for each performance cycle under the Long-Term Plan to any participant and to all Executive Officers who currently participate in the Plan are $2,400,000 and $7,400,000, respectively.

Bonuses are paid to participants as soon as practicable after the fiscal year or performance cycle in which earned. Amounts earned in excess of 200% (which currently may not exceed 230%) of the target bonus are paid in the form of restricted shares that may be forfeited upon certain events.

Bonuses are payable only to a participant or a participant's beneficiaries. No interests in the Plan may be assigned, encumbered or transferred other than by will or the laws of descent and distribution.

The Board or the Committee may amend, suspend or modify the Plans at any time, except that changes to the performance goals and to the maximum nondiscretionary bonus are subject to the approval of the Company's shareholders.

Item 6: Amendment of Restated
Certificate of Incorporation, as
amended, to delete provisions
concerning the Company's
Series A Mandatorily
Exchangeable Preferred Shares
(``PERCS[trademark]'')

Item 6 is a proposal to amend the Company's Restated Certificate of Incorporation (``Certificate'') by deleting Section 3.2.2., which designates an aggregate of 7,187,500 preferred shares of the Company, par value $1.00 per share, as ``Series A Mandatorily Exchangeable Preferred Shares'' (``PERCS[trademark]''). By notice dated February 16, 1995, the Company established March 20, 1995 as the Exchange Date for the PERCS[trademark]. Consequently, all depositary receipts related to PERCS[trademark] were required to be exchanged for common shares of the Company on such date and thereafter, the PERCS[trademark] are no longer deemed to be outstanding. No additional PERCS[trademark] may be issued under the Certificate. Section 3.2.2. is therefore no longer necessary.

The Board recommends that shareholders vote FOR the deletion of Section
3.2.2. of the Certificate, as proposed in Item 6.

Item 7: Shareholder Proposals

Classified Board

The following proposal was submitted by John J. Gilbert and Margaret R. Gilbert, 29 East 64th Street, New York, N.Y. 10021-7043 and Martin Glotzer, 7061 N. Kedzie Avenue, Apt. 301, Chicago, IL 60645.

Shareholder Proposal

RESOLVED: That the stockholders of Sears, Roebuck and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes, as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

Shareholders' Supporting Statement

Continued very strong support along the lines we suggest were shown at the last annual meeting when 42%*, a large increase over the previous year, 14,623* registered owners of 169,889,170* shares, were cast in favor of this proposal. The vote against included 35,533,012* unmarked proxies. (*Management is requested to insert the correct figures.)

ARCO to its credit, voluntarily ended theirs stating that when a very high percentage (34.6%) desired it to be changed to an annual election it was reason enough for them to change it. Several other companies have also followed suit such as: Pacific Enterprises, Katy Industries, Hanover Direct and others. A few years ago my resolution on the subject was withdrawn when the Westinghouse directors agreed to end their stagger system. At the recent Lockheed-Martin merger the stagger system was ended and also at a special merger meeting of First Commerce Corporation in 1995. Further, Allegheny Power System tried to put in a stagger system, as well as take away cumulative voting, and the stockholders defeated it, showing stockholders are interested in their rights.

Because of the normal need to find new directors and because of environmental problems and the avalanche of derivative losses and many groups desiring to have directors who are qualified on the subjects, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th, in our opinion, should be to end the stagger system of electing directors and to have cumulative voting.

Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder meeting. Thanks to AXA, the comptrolling French insurance company not wanting it they now do not have a staggered board.

Orange and Rockland Utility Company had a terrible time with the stagger system and its 80% clause to recall a director. The chairman was involved in a scandal effecting the company. Not having enough votes the meeting to get rid of the chairman had to be adjourned. Finally, at the adjourned meeting enough votes were counted to recall him.

If you agree, please mark your proxy FOR. If you disagree mark AGAINST.
NOTE: PROXIES NOT MARKED WILL BE VOTED FOR THIS RESOLUTION.

* Figures inserted by the Company at the shareholders' request.

The Company's Statement in Opposition

The Board of Directors recommends that shareholders vote Against this proposal.

At the 1988 annual meeting, the shareholders voted to amend Article 5 of the Company's certificate of incorporation (``Certificate'') to provide, among other things, for a Board of Directors divided into three classes, serving staggered three year terms. The Board stated in the proxy statement relating to that meeting its belief that the success of the Company in producing long-term shareholder value, as reflected in dividend growth and capital appreciation, requires long-term and strategic planning, extensive capital commitments and careful and consistent application of financial and other resources. The Board further stated its belief that a classified board would help to ensure that a majority of the Board at any given time would have prior experience as directors of the Company. In the opinion of the Board, the above reasons continue to be valid and the classified board remains in the best interests of the shareholders.

Under New York law, the amendment to Article 5 contemplated by the proposal must first be approved by the Board of Directors and then submitted to shareholders for a vote. The Company's Board of Directors, however, has not approved the requested action and is opposed to such an amendment. A vote in favor of the proposal is only an advisory recommendation to the Board of Directors that it recommend to the shareholders the amendment of Article 5 to eliminate the classified board. Further, since Article 5 of the Certificate provides that the Article may not be altered or repealed except by an affirmative vote of 75% of the shares entitled to vote, such a vote would be required to amend the Article to eliminate the classified board. The proposal itself, however, requires for adoption only an affirmative vote of a majority of the votes cast at the annual meeting by the holders of shares represented in person or by proxy.

ACCORDINGLY, THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

The number of voting shares held by any of the above proponents will be furnished promptly upon written request.

Proposals which shareholders intend to present at the 1997 annual meeting of shareholders (other than those submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Proxy Rules of the SEC) must be received by the Company no earlier than February 8, 1997 and no later than March 10, 1997 to be presented at the meeting. Proposals pursuant to Rule 14a-8 of the Proxy Rules must be received by November 20, 1996, to be eligible for inclusion in the proxy material for that meeting.

Certain Transactions

The Northern Trust Company (``Northern Trust''), parent company of The Northern Trust Company of New York, maintains ongoing banking relationships, including credit lines, with the Company and various of its subsidiaries, in addition to performing services for the Profit Sharing Trust. In 1995, revenues received by Northern Trust for loan transactions, cash management activities, custodian, securities lending and other services for all such entities were approximately $2.4 million.

Except as otherwise specified above, no information is given in this proxy statement for Executive Officers or directors of the Company for any portion of the year 1995 during which any such person did not serve in such capacity.

Other Matters

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. D.F. King & Co., Inc. will assist in the distribution of proxy solicitation materials, collection of proxies and the solicitation of proxies by personal interview, telephone and telegram for a fee estimated at $25,000, plus out-of-pocket expenses. The Company has also agreed to indemnify D.F. King & Co., Inc. against certain liabilities. The Company will pay the cost of all proxy solicitation.

                                                                 Appendix A

                               EXCERPTS FROM
                                BY-LAWS OF
                          SEARS, ROEBUCK AND CO.

                                 ARTICLE I
                         MEETINGS OF SHAREHOLDERS

Section 2. Annual Meetings. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held at such time as is specified in the notice of the meeting on either the second Wednesday in May of each year or on such other date as may be fixed by the Board of Directors prior to the giving of the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled annual meeting of shareholders.

Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the foregoing paragraph of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the ``Exchange Act'') (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

For purposes of this By-Law, ``public announcement'' shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3. Special Meetings. Special meetings of the shareholders for any purpose or purposes shall be called to be held at any time upon the request of the Chairman of the Board of Directors, the President or a majority of the members of the Board of Directors or of the Executive Committee then in office. Business transacted at all special meetings shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section 3 and only such purpose or purposes shall be set forth in the notice of such meeting. The Board of Directors acting by resolution may postpone and reschedule any previously scheduled special meeting of shareholders.

Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected
(a) pursuant to the Company's notice of meeting (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. Nominations by shareholders of persons for election to the Board of Directors may be made at such a special meeting of shareholders if the shareholder's notice required by the third paragraph of Section 2 of Article I of these By-Laws shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Only such persons who are nominated in accordance with the procedures set forth in these By-Laws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The chairman of the meting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

                                ARTICLE III
                                COMMITTEES

Section 1. Creation and Organization. The Board of Directors, at its annual meeting, or any adjournment thereof, shall, or at any other meeting may, elect from among its members, by the vote of a majority of its members, an Audit Committee, a Compensation Committee, an Executive Committee, a Nominating Committee and a Public Issues Committee, which shall be the standing committees of the Board of Directors, and such other committees as shall be determined by the Board of Directors. The Board of Directors also shall designate the chairman of each such committee.

The Secretary of the Company shall act as secretary of each committee meeting, or in the Secretary's absence, an Assistant Secretary shall act as secretary thereof, or in the absence of an Assistant Secretary, any person as may be designated by the chairman of the committee shall act as secretary of the meeting and keep the minutes of such meeting.

The Board of Directors, by the vote of a majority of its members, may remove the chairman or any member of any committee, and may fill from among the directors vacancies in any committee caused by the death, resignation, or removal of any person elected thereto.

Each committee may determine its own rules of procedure, consistent with these By-Laws. Meetings of any committee may be called upon direction of the Chairman of the Board of Directors, the President, or the chairman of the committee. Notice of each meeting shall be given to each member of the committee, by personal delivery, telephone, telegram, facsimile transmission, or regular or express mail addressed to the member at his or her usual business address, or to the address where the member is known to be, at least three days (excluding Saturdays, Sundays, and holidays) prior to the meeting in case of notice by regular mail, and at least three hours prior to the meeting in case of notice by personal delivery, express mail, telephone, telegram, or facsimile transmission. All notices which are given by regular mail shall be deemed to have been given when deposited in the United States mail, postage prepaid. Notice of meetings of any committee may be waived by any member of the committee. At meetings of each committee, the presence of a majority of such committee shall be necessary to constitute a quorum for the transaction of business, and, if a quorum is present at any meeting, the action taken by a majority of the members present shall be the act of the committee. Each committee shall keep a record of its acts and proceedings, and all action shall be reported to the Board of Directors at the next meeting of the Board of Directors following such action. Each committee shall annually consider whether amendments to the section of Article III of these By-Laws relating to the composition and function of such committee appear to be in the best interests of the Company. Each committee shall report on such recommendations to the Board of Directors at its first regular meeting each year and each committee except the Nominating Committee shall report on such recommendations to the Nominating Committee annually no later than October.

Section 2. Executive Committee. The Executive Committee shall consist of the Chairman of the Board of Directors and of such number of other directors, a majority of whom shall not be officers or employees of the Company or its affiliates, not less than four, as shall from time to time be prescribed by the Board of Directors.

The Executive Committee, unless otherwise provided by resolution of the Board of Directors, shall between meetings of the Board of Directors have all the powers of the Board of Directors and may perform all of the duties thereof, except that the Executive Committee shall have no authority as to the following matters: (i) submission to shareholders of any action that requires shareholders' authorization under the New York Business Corporation Law; (ii) compensation of directors; (iii) amendment or repeal of these By-Laws or the adoption of new By-Laws; (iv) amendment or repeal of any resolution of the Board of Directors that by its terms may not be so amended or repealed; (v) action in respect of dividends to shareholders;
(vi) election of officers, directors or members of committees of the Board of Directors. Any action taken by the Executive Committee shall be subject to revision or alteration by the Board of Directors, provided that rights or acts of third parties vested or taken in reliance on such action prior to their receipt of written notice of any such revision or alteration shall not be adversely affected by such revision or alteration.

Section 3. Audit Committee. The Audit Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors.

The Audit Committee shall review, with management, the Company's independent public accountants and its internal auditors, upon completion of the audit, the annual financial statements of the Company, the independent public accountants' report thereon, the other relevant financial information to be included in the Company's Annual Report on Form 10-K and its annual report to shareholders. After such review, the Committee shall report thereon to the Board of Directors.

The Audit Committee shall: (1) review recommendations made by the Company's independent public accountants and internal auditors to the Audit Committee or the Board of Directors with respect to the accounting methods and the system of internal control used by the Company, and shall advise the Board of Directors with respect thereto; (2) examine and make recommendations to the Board of Directors with respect to the scope of audits conducted by the Company's independent public accountants and internal auditors; (3) review reports from the Company's independent public accountants and internal auditors concerning compliance by management with governmental laws and regulations and with the Company's policies relating to ethics, conflicts of interest, perquisites and use of corporate assets.

The Audit Committee shall meet with the Company's independent public accountants and/or internal auditors without management present whenever the Audit Committee shall deem it appropriate. The Committee shall review with the General Counsel of the Company the status of legal matters that may have a material impact on the Company's financial statements.

The Audit Committee shall each year make a recommendation, based on a review of qualifications, to the Board of Directors for the appointment of independent public accountants to audit the financial statements of the Company and to perform such other duties as the Board of Directors may from time to time prescribe. As part of such review of qualifications, the Audit Committee shall consider management's plans for engaging the independent public accountants for management advisory services to determine whether such services could impair the public accountants' independence.

The Audit Committee shall have the power to conduct or authorize special projects or investigations which the Committee considers necessary to discharge its duties and responsibilities. It shall have the power to retain independent outside counsel, accountants or others to assist it in the conduct of any investigations and may utilize the Company's General Counsel and internal auditors for such purpose.

Section 4. Compensation Committee. The Compensation Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors. As authorized by the Board of Directors, the Compensation Committee shall make recommendations to the Board of Directors with respect to the compensation of directors and the administration of the salaries, bonuses, and other compensation to be paid to the officers of the Company, including the terms and conditions of their employment, shall review the compensation of the Chief Executive Officer, and shall administer all stock option and other benefit plans (unless otherwise specified in plan documents) affecting officers' direct and indirect renumeration.

The Compensation Committee shall review the design, funding and investment policies of the employee benefit plans of the Company and its subsidiaries, as appropriate. The Committee shall, on its own initiative or upon referral from the Board of Directors, investigate, analyze and consider the current and future financial practices of such benefit plans and report and make such recommendations to the Board of Directors as deemed appropriate.

Section 5. Nominating Committee. The Nominating Committee shall consist of such number of directors, who shall not be officers or employees of the Company or any of its affiliates, not less than three, as shall from time to time be prescribed by the Board of Directors.

The Nominating Committee shall review and recommend to the Board of Directors prior to the annual shareholders' meeting each year: (a) the appropriate size and composition of the Board of Directors; (b) a proxy statement and form of proxy; (c) policies and practices on shareholder voting; (d) plans for the annual shareholders' meeting; and (e) nominees:
(i) for election to the Board of Directors for whom the Company should solicit proxies; (ii) to serve as proxies in connection with the annual shareholders' meeting; (iii) for election to all committees of the Board of Directors; and (iv) for election as executive officers of the Company.

The Nominating Committee shall annually assess the performance of the Board, evaluate the performance of the Chairman and Chief Executive Officer of the Company, and review the management organization of the Company and succession plans for the Chairman and Chief Executive Officer of the Company, including consultation with the Chairman of the Board of Directors regarding persons considered qualified to fill any vacancy that may occur in the position of Chairman and Chief Executive Officer. In the event of any such vacancy, the Nominating Committee shall recommend to the Board of Directors a nominee to fill such vacancy.

Section 6. Public Issues Committee. The Public Issues Committee shall consist of such number of directors, not less than three, as shall from time to time be prescribed by the Board of Directors. A majority of the members shall not be officers or employees of the Company or any of its affiliates.

The Public Issues Committee shall concern itself with current problems and future trends in respect to public issues that may affect the Company and shall review and discuss such issues with the appropriate representatives of management of the Company and provide guidance as to the Company's policies and positions with respect thereto.

                                                                 Appendix B

                          SEARS, ROEBUCK AND CO.

                     NON-EMPLOYEE DIRECTOR STOCK PLAN

This plan shall be designated as the ``Sears, Roebuck and Co. Non-Employee Director Stock Plan'' (the ``Plan'').

Pursuant to the Plan, the Company shall grant, upon the terms and conditions set forth herein, to directors (``directors'') of the Company who are not employees or officers of the Company or its subsidiaries (i) options (``options'') to purchase common shares of the Company (``shares''), and (ii) deferred shares (``deferred shares'') that are credited to a common share equivalent account and paid out in shares upon termination of service as directors. No grants shall be made under the Plan after the annual meeting of the Company's shareholders (``annual meeting'') held in the year 2006. Grants under the Plan may be subject to such other terms and conditions, not inconsistent with the Plan but which may limit or restrict participant's rights, as may be determined by the Company.

Options

Awards. On February 6, 1996, a grant (the ``initial option grant'') of 804 shares at an exercise price per share equal to the fair market value on that date was made to each director, subject to approval of the plan by the shareholders of the Company at the annual meeting to be held on May 9, 1996, or at any adjournment thereof.

Immediately following each annual meeting, the Company shall grant to each director an option to purchase shares. The number of shares subject to each such option shall be determined by dividing $30,000 by one-third of the fair market value of one share on the date of grant.

In addition, immediately following the election or appointment of any person to serve as a director other than at an annual meeting, the Company shall grant to such director an option to purchase shares. The number of shares subject to each such option shall be determined by multiplying the number of months remaining until the first anniversary of the immediately preceding annual meeting by a fraction, the numerator of which shall be $2,500 and the denominator of which shall be one-third of the fair market value of one share on the date of grant.

Options granted under the Plan will be options which are not intended to be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the ``Internal Revenue Code''), or any successor provision.

Exercisability, Vesting, Expiration and Termination. The initial option grant shall become exercisable on January 1, 1997. All other options granted under the Plan shall become exercisable on the first anniversary of the date of grant. Upon termination of service as a director due to death, disability or retirement, any option held by such director that is not then exercisable shall become exercisable on the first anniversary of the date of grant with respect to the number of shares subject to such option, multiplied by a fraction, the numerator of which shall be the number of months (number of days from January 1, 1996 in the case of the initial option grant) from the date of grant through the date of termination of service and the denominator of which shall be 12 (129 in the case of the initial option grant). Upon termination of service as a director, option rights shall terminate except to the extent that they are then exercisable or are to become exercisable as provided in the preceding sentence. Options will expire ten years from the date of grant (``expiration date''), except as set forth below in the event of death.

An option that is exercisable upon termination of service a a director or becomes exercisable as provided above shall remain exercisable to the extent provided below:

a) Termination of Service. In the event of termination of service as a director, an option shall remain exercisable for two years following termination of service, but in to event later than the expiration date. Notwithstanding the foregoing, (i) in the event of a director's termination of service due to death, disability or retirement, an option shall remain exercisable for a period following termination of service equal to the later of the period set forth above or one year for each year of service to a maximum of five years, but in no event later than the expiration date, and (ii) in the event of death while serving as a director or during the period following termination of service during which an option continues to be exercisable, an option shall remain exercisable for not less than one year from the date of death.

b) Termination by the Company. The Company may terminate or suspend the exercisability of any and all options granted to a director or former director, if the Company determines, in its sole discretion, that such director or former director has acted in a manner detrimental to the Company.

Purchase Price. The purchase price per share to be specified in any option granted under the Plan shall be equal to the fair market value of a share on the date such option is granted. The Company may provide that such purchase price per share shall be paid to the Company by the participant in cash, shares owned by the holder of the option for at least six months prior to the date of exercise of the option, any other lawful form of consideration therefor, or a combination thereof, in full no later than the time of receipt of such share. If all or part of the payment is in the form of shares, such shares shall be valued at their fair market value on the date of exercise.

Deferred Shares

Awards. Deferred shares shall be bookkeeping entries evidencing unfunded and unsecured general obligations of the Company. The interest of each director in any deferred shares or in any common share equivalent account relating thereto shall be that of a general creditor of the Company and shall not confer upon any holder thereof any rights as a holder of shares except to the extent expressly provided herein.

Effective as of January 1, 1996, a grant (the ``initial deferred share grant'') of 268.30753 deferred shares was made to each director, subject to approval of the plan by the shareholders of the Company at the annual meeting to be held on May 9, 1996, or an an adjournment thereof.

Immediately following each annual meeting, the Company shall grant deferred shares to each director. The number of deferred shares shall be determined by dividing $30,000 by the fair market value of a share on the date of grant. In addition, immediately following the election or appointment of any person to serve as a director other than at an annual meeting, the Company shall grant such director a number of deferred shares equal to the number of shares granted to each director following the immediately preceding annual meeting, multiplied by a fraction, the numerator of which shall be the number of days remaining until the first anniversary of such annual meeting and the denominator of which shall be 365 (366 in a leap year). The deferred shares shall be credited to the director's common share equivalent account.

Dividend Equivalents. An amount equal to the cash dividend paid per share multiplied by the number of deferred shares credited to each director's common share equivalent account as of any record date for the payment of any cash dividend on shares shall be credited to such director's account as of the related dividend payment date. Such amounts shall immediately be converted into a number of deferred shares determined by dividing the total amount so credited to such director's account by the fair market value of a share on the dividend payment date.

Vesting. Deferred share awards shall vest on the first anniversary of the date of grant. Upon termination of service as a director prior to the first anniversary of the date of grant on any deferred shares, a number of such deferred shares shall vest equal to the number of such deferred shares multiplied by a fraction, the numerator of which shall be the number of days from the date of grant through the date of termination of service and the denominator of which shall be 365 (129 for the initial deferred share grant and 366 in any other leap year). Deferred shares credited to a participant's account as a result of a dividend shall vest immediately.

Termination. Following termination of a director's service, one share shall be delivered in exchange for each whole vested deferred share. The value of any fractional share shall be paid in cash. A director's unvested deferred shares shall be forfeited upon termination of service. The Company may permit a participant to elect that delivery of shares in exchange for such deferred shares following termination of service be made in annual installments over a period not to exceed ten years.

Tax Withholding Rights

To the extent permitted by the Company, a participant may elect to exercise tax withholding rights. Upon exercise of any option under the Plan or delivery of shares in exchange for deferred shares with respect to which a participant has exercised tax withholding rights, the Company shall withhold a number of shares having a fair market value on the date of exercise or delivery, respectively, equal to 28%, or such higher amount as may be required by law to be withheld, of the amount of gross income recognized for Federal income tax purposes by such participant upon such exercise, in the case of options, or upon such delivery, in the case of deferred shares. In each such case, the Company shall, on behalf of the respective participants, remit to the U.S. Department of the Treasury an amount equal to such fair market value.

Fair Market Value

The fair market value per share on any date shall be the mean (adjusted, if necessary, to the next higher full cent to eliminate any fractional cent) between the high and low prices per share on such date as reported in a summary of composite transactions for stocks listed on the New York Stock Exchange, or if the New York Stock Exchange is not open for trading on such date, the average of the means between the high and low prices per share, as so reported, on the nearest date before and the nearest date after such date on which the New York Stock Exchange is open for trading (adjusted to the next higher full cent to eliminate any fractional cent).

Transferability

Options under the Plan shall be exercisable during a participant's lifetime only by the participant or the participant's guardian or legal representative. Options, deferred shares and interests in common share equivalent accounts may not be sold, transferred, pledged or otherwise assigned during a participant's lifetime, except that, to the extent provided by the Company, options may be transferred through gifts to a participant's immediate family.

Number of Shares Subject to Plan

The aggregate number of deferred shares and shares which may be subject to options granted pursuant to the Plan in any calendar year shall not exceed one tenth of one percent (.1%) of the shares outstanding as of the first business day of such year, plus the number of shares available for the prior calendar year but not covered by awards granted in that year. In the event that the number of deferred shares and shares available for future grant on any date is unsufficient to make all grants required on such date, no further grants shall be made in that year. Upon delivery of shares in full or partial payment of the purchase price specified in any option under the Plan, the number of such shares shall be deducted from the number of shares granted to the participant pursuant to such option for purposes of determining the number of deferred shares and shares which thereafter may be granted pursuant to the Plan. The shares delivered under the Plan may be authorized but unissued shares or treasury shares.

Adjustments in Connection with Certain Events

In the event of a stock dividend, stock split, combination or other reduction in the number of issued shares, or spin-off or other distribution of any assets of the Company or any subsidiary or all or any portion of the interest of the Company in any subsidiary to the shareholders of the Company such that the Company shall determine that an adjustment shall be appropriate to prevent dilution or enlargement of participant's rights under the Plan, the Company shall make such adjustments, if any, in the aggregate number of shares which may be acquired pursuant to the Plan, the number of unpurchased shares subject to option, the exercise price per share and the number of deferred shares credited to common share equivalent accounts as is necessary to preserve the economic value of outstanding and future grants of options and deferred shares.

In the event of a merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of the Company (i) rights under options shall terminate as to shares not theretofore purchased except to the extent provided by the Company or in the terms of the merger, consolidation, reorganization, or plan for dissolution or sale or exchange of the assets and (ii) appropriate and equitable provision shall be made by the Company, in the terms of the merger, consolidation, reorganization or plan for dissolution or sale or exchange of the assets, or otherwise, with respect to participants' rights under options or as holders of deferred shares, to prevent dilution or enlargement of such rights and preserve the economic value of outstanding options and deferred shares.

Administration

The Plan shall be administered by the Board of Directors of the Company (the ``Board'') or, to the extent authorized by or pursuant to a resolution of the Board, a committee of directors of the Company (the ``Committee'')(the ``Plan Administrators''). Each Plan Administrator shall, to the extent not inconsistent with the Plan and to the extent so authorized by or pursuant to a resolution of the Board, have the power to determine the terms and conditions, not inconsistent with the Plan but which may limit or restrict participants' rights, to which options or deferred shares shall be subject and to amend, modify or waive any term or condition of any outstanding grant (provided, however, that no such limitation, restriction, amendment or modification shall impair any outstanding right of any participant without the consent of such participant, except to the extent permitted under the terms and conditions of such grant as then in effect); and authorize any action of or make any determination by the Company and prescribe such provisions and interpretations in connection with the Plan as such Plan Administrator shall deem necessary or advisable for carrying out the purposes of the Plan. Notwithstanding the foregoing, the Plan Administrators shall have no authority, discretion or power to select the directors who will receive awards pursuant to the Plan, determine the number of shares subject to such awards or the price thereof or the time at which such awards are to be granted.

Each member of the Board or the Committee, and, to the extent provided by or pursuant to a resolution of the Board or the Committee, any other person to whom duties or powers shall be delegated in connection with the Plan, shall incur no liability with respect to any action taken or omitted to be taken in connection with the Plan and shall be fully protected in relying in good faith upon the advise of counsel, to the fullest extent permitted under applicable law.

Relationship to Other Plans

Nothing in this Plan shall prevent the Company from adopting or continuing other or additional compensation arrangements. Grants under the Plan may form a part of or otherwise be related to such other or additional compensation arrangements.

Amendment

The Board shall, in its discretion, have the power from time to time to amend, suspend, discontinue or terminate the Plan without the consent of shareholders or participants (provided no such amendment, suspension, discontinuance or termination shall impair any outstanding right of any participant without the consent of such participant), without shareholder approval to the fullest extent permitted under the New York Business Corporation Law as in effect at the time of such amendment; provided, however, that shareholder approval shall be required for any amendment (i) which would increase the number of shares which may be granted under the Plan, or permit the granting of options specifying a purchase price of less than fair market value on the date of grant (in each such case, except as provided above in connection with any (a) stock dividend, stock split, combination or other reduction in the number of issued shares, spin-off or other distribution of any assets of the Company or any subsidiary or all or any portion of the interest of the Company in any subsidiary to the shareholders of the Company, or (b) in connection with any merger, consolidation, reorganization, sale or exchange of substantially all assets, or dissolution of the Company), or (ii) which the Board shall determine shall require shareholder approval; and provided further, that any ``plan provision'' referred to in Rule 16b-3(c)(2)(ii)(B) under the Securities Exchange Act of 1934 or any successor provision shall not be amended more than once every six months, other than to comport with the provisions of the Internal Revenue Code or the rules thereunder.

Governing Law

The validity and construction of the Plan and any agreement hereunder shall be governed by the internal laws of the State of New York.

                             Table of Contents
                                                          Page

          Letter of Arthur C. Martinez                    Cover

          Notice of Meeting                              Inside
                                                          Front
                                                          Cover

          Proxy Statement                                   1

          Election of Directors                             2

          Security Ownership of Directors,
            Nominees for Director and
            Executive Officers                              4

          Security Ownership of Certain
            Beneficial Owners                               5

          Further Information Concerning the
            Board of Directors                              5

          Directors' Compensation and Benefits              7

          Executive Compensation                            8

              Summary Compensation Table                    8

              Stock Options                                 9

              Long-Term Incentive Compensation Plan        10

              Pension Plan Table                           10

              Employment Contracts, Termination
                of Employment and Change in
                Control Arrangements                       11

              Report of the Compensation Committee         14

              Performance Graph                            18

          Approval of Auditors                             19

          Compensation Committee Interlocks and
            Insider Participation                          19

          Proposal to Adopt and Approve
            Non-Employee Director Stock Plan               19

          Proposals to Approve Material Terms
            of the Performance Goals for the
            Annual Incentive Compensation Plan
            and the Long-Term Incentive
            Compensation Plan                              23

          Amendment of Restated Certificate of
            Incorporation to delete provisions
            concerning the Company's Series A
            Mandatorily Exchangeable Preferred
            Shares (``PERCS[trademark]'')                  24

          Shareholder Proposals                            24

          Certain Transactions                             26

          Other Matters                                    26

          Appendix A: Excerpts from By-Laws of
            Sears, Roebuck and Co.                         A-1

          Appendix B: Non-Employee Director
            Stock Plan                                     B-1

                                  Notice
                                    of
                                  Meeting
                                    and
                              Proxy Statement

                                1996 Annual
                                  Meeting
                                    of
                               Shareholders

                                SEARS LOGO

SEARS, ROEBUCK AND CO.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SEARS, ROEBUCK AND CO.

P R O X Y
    The undersigned hereby appoints HALL ADAMS, JR., ARTHUR C. MARTINEZ and CLARENCE B. ROGERS, JR., and each of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Sears, Roebuck and Co. on May 9, 1996, and any adjournments thereof, upon all matters as may properly come before the meeting. Discretionary authority will not be used in connection with voting on adjournment of the meeting in order to solicit further proxies. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

            Election of Directors, Nominees in Class B:
            Michael A. Miles, Donald H. Rumsfeld, Dorothy A.
            Terrell
            Nominee in Class C: Richard C. Notebaert


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE
APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF
YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF
DIRECTORS' RECOMMENDATIONS.  THE PROXIES CANNOT VOTE YOUR SHARES
UNLESS YOU SIGN THIS CARD ON THE REVERSE SIDE BEFORE RETURNING IT.


Instruction: Unless otherwise specified in the space provided below this proxy shall authorize the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the annual meeting for, and to allocate such votes among, one or more of the nominees listed above as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to the Company's Board of Directors. To specify a different method of cumulative voting, write "Cumulate For" and the number of Shares and the name(s) of the nominee(s) in the space provided below.

_________________________________________________________________

/  X /PLEASE MARK YOUR                    0111
      VOTES AS IN THIS
      EXAMPLE.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ALL OTHER MATTERS COMING BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD OF DIRECTORS' NOMINEES, FOR PROPOSALS 2, 3, 4, 5 and 6 AND AGAINST PROPOSAL 7, INCLUDING AS TO WHOLE SHARES HELD FOR THE UNDERSIGNED'S ACCOUNT IN THE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3, 4,
5 and 6.

1.    Election of Directors         For  /  /  Withheld /  /

      (See reverse)
      For, except vote withheld from the following nominees(s):

      __________________________________________________________

2.    Appointment of
      Deloitte & Touche LLP
      as independent auditors
      for the year 1996.     For /  /  Against /  /  Abstain /  /

3.    Approval of Non-Employee
      Director Stock Plan.   For /  /  Against /  /  Abstain /  /

4.    Approval of performance
      measures under Annual
      Incentive Compensation
      Plan.                  For /  /  Against /  /  Abstain /  /

5.    Approval of performance
      measures under Annual
      Incentive Compensation
      Plan.                  For /  /  Against /  /  Abstain /  /

6.    Amend Restated Certificate--
      delete Series A Mandatorily
      Exchangeable Preferred
      Shares.                For /  /  Against /  /  Abstain /  /

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 7.

7.    Shareholder proposal
      relating to de-
      classifying
      the Board.             For /  /  Against /  /  Abstain /  /

                    Check below if you plan
                    to attend the annual meeting.

                         [   ]


SIGNATURE(S)  ______________________________________
Date ____________ NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.